As filed with the Securities and Exchange Commission on September 18, 2002

                                                      Registration No. 333-84324
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                   ----------


                                 AMENDMENT NO. 2

                                       To
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                                  ASTRALIS LTD.
                 (Name of small business issuer in its charter)

         Delaware                          6531                  84-1508866
-----------------------------    -------------------------   ------------------
      (State or other                 (Primary Standard       (I.R.S. Employer
jurisdiction of incorporation    Industrial Classification     Identification
      or organization)                   Code Number)              Number)

                                75 Passaic Avenue
                           Fairfield, New Jersey 07004
                                 (973) 227-7168
              (Address and telephone number of principal executive
                    offices and principal place of business)

                                 Mike Ajnsztajn
                             Chief Executive Officer
                                  Astralis Ltd.
                                75 Passaic Avenue
                           Fairfield, New Jersey 07004
                                 (973) 227-7168
            (Name, address and telephone number of agent for service)

                                   ----------

                          Copies of Communications to:
                             Jeffrey A. Baumel, Esq.
                             McCarter & English, LLP
                               Four Gateway Center
                               100 Mulberry Street
                          Newark, New Jersey 07102-4096
                                 (973) 622-4444

                                   ----------

                Approximate date of commencement of proposed sale
                        of the securities to the public:

 As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

          If this form is a post-effective amendment filed pursuant to
Rule 462(c)  under the  Securities  Act,  check the  following  box and list the
Securities  Act  registration   statement   number  of  the  earlier   effective
registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   ----------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             PRELIMINARY PROSPECTUS
                             SUBJECT TO COMPLETION


                                  ASTRALIS LTD.


                            DATED SEPTEMBER 18, 2002


                        2,431,415 Shares of Common Stock


      The shareholders named on page 40 are selling up to 2,431,415 shares of our common stock. 405,236 of the shares we are registering are issuable upon the exercise of outstanding warrants. On September 9, 2002, the last reported sale price of our common stock on the OTC Bulletin Board was $0.53 per share.

      Investing in our common stock involves risks. Please read the "Risk Factors" section beginning on page 8 to read about certain risks that you should consider before buying shares of our common stock.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


      Investing in our common stock involves risks. Please read the "Risk Factors" section beginning on page 7 to read about certain risks that you should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.





                  The date of this Prospectus is

================================================================================
      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us, the selling stockholders or any underwriter. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page


SUMMARY ...................................................................   3
RISK FACTORS ..............................................................   8
SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS ..............  14
USE OF PROCEEDS ...........................................................  15
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ..................  16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS ................  17
BUSINESS ..................................................................  22
MANAGEMENT ................................................................  31
EXECUTIVE COMPENSATION ....................................................  36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................  38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ............  42
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION .............................  43
DESCRIPTION  OF CAPITAL STOCK .............................................  48
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS OF ACCOUNTING
  AND FINANCIAL DISCLOSURE ................................................  52
LEGAL MATTERS .............................................................  52
EXPERTS ...................................................................  52
WHERE YOU CAN FIND ADDITIONAL INFORMATION .................................  52

                                     SUMMARY


      You should read this summary together with the more detailed information, including our financial statements and related notes, appearing elsewhere in this prospectus. All information contained in this prospectus, except where otherwise indicated, gives effect to a 10-for-1 stock dividend effected on March 14, 2001.


                                  Astralis Ltd.

      We are a development-stage biotechnology company, incorporated under the laws of the State of Delaware and based in New Jersey, which primarily engages in research and development of treatments for immune system disorders and skin diseases. Our current activities focus on the development of a product candidate named Psoraxine(TM) for the treatment of the skin disease psoriasis. Currently, we are engaged in the following activities to further our development efforts of our initial product candidate:

      o     Ongoing research and development of Psoraxine;

      o Doctor and site enrollment for clinical trials of Psoraxine in the United States;


      o Preparation of an Investigational New Drug application to obtain approval from the United States Food and Drug Administration for the commencement of clinical trials of Psoraxine in the United States; and


      o Construction of leasehold improvements to our laboratory facility in Fairfield, New Jersey.

                               Recent Developments

      Combination with Astralis LLC. We were originally incorporated under the laws of the State of Colorado on June 30, 1999 under the name "Hercules Development Group, Inc" and engaged in the business of managing real estate. Our real estate operations ceased in the second half of 2001. On November 13, 2001, we entered into a Contribution Agreement, dated as of September 10, 2001, between us on the one side and Astralis LLC, a New Jersey limited liability company formed on March 12, 2001 and Dr. Jose Antonio O'Daly, Gaston Liebhaber, Mike Ajnsztajn, Richard Genovese, David Stevenson, Grizzly Consulting Ltd., Wolver Limited and Logarithmic Inc., being all of the members of Astralis LLC, on the other side. At such time, we began our current business which was the prior business of Astralis LLC.

      Pursuant to the business combination set forth in the Contribution Agreement, the members of Astralis LLC transferred all of their respective membership interests in Astralis LLC to us in exchange for 28,000,000 shares of our common stock and warrants to purchase 6,300,000 shares of our common stock at an exercise price of $1.60 per share. Pursuant to the Contribution Agreement, on November 13, 2001, all of our officers and directors resigned from their respective positions with us. The officers and managers of Astralis LLC replaced them as our officers and directors. See "Management; Executive Officers and Directors".

      We accounted for this combination as a recapitalization. We were the legal acquirer in the merger. Astralis LLC was the accounting acquirer since its members acquired a majority interest in our stock. Consequently, all historical financial information prior to November of 2001 represent the operations of Astralis LLC.

      In addition, on November 14, 2001, we filed an amendment to our Articles of Incorporation which changed our name from "Hercules Development Group, Inc." to "Astralis Pharmaceuticals Ltd." On November 19, 2001, we reincorporated in the State of Delaware under our current name.

      Private Placement. During November of 2001, we completed a private placement offering pursuant to which we sold an aggregate of 2,076,179 shares of our common stock and issued warrants to purchase an aggregate of 415,237 shares of our common stock, at an exercise price of $4.00 per share, for an aggregate purchase price of $3,321,887. We will continue to use the net proceeds of the private placement to conduct clinical trials for our initial product candidate, to continue funding the prosecution of our patent application, for the lease of a research and development facility and corporate headquarters, to pay salaries to our employees and for working capital and general corporate purposes. We also used the proceeds to repay approximately $150,000 loaned to us by Jim R. Smith and William F. Miller and to repay $50,000 loaned to us by Michael Garnick. We agreed to file a registration statement with the Securities and Exchange Commission covering the shares of common stock sold in the private placement no later than March 13, 2002.


      Purchase Agreement. We entered into a Purchase Agreement, dated as of December 10, 2001 with SkyePharma PLC, a company incorporated under the laws of England and Wales. As of September 9, 2002, SkyePharma has purchased 1,750,000 shares of our Series A Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10.00 per share, or an aggregate purchase price of $17.5 million. Pursuant to the Purchase Agreement, SkyePharma will make a total equity investment of up to $20 million. The remaining $2.5 million investment will involve the sale of an additional 250,000 shares of preferred stock to SkyePharma on January 31, 2003. Each share of preferred stock issued pursuant to the Purchase Agreement is convertible into four shares of our common stock at the option of SkyePharma initially at a conversion rate of $2.50 per share of common stock. The conversion ratio is subject to multiple adjustment provisions for three years predicated on the price of our common stock and generally providing anti-dilution protection. However, the conversion ratio will not adjust to a level greater than approximately 50 shares of common stock for each share of preferred stock. If on the first, second or third anniversary of the original issuance date, the current market price per share of common stock is less than the current conversion price, then the conversion price will be reset, subject to certain limitations, to the average closing price of the stock for the ten days prior to the anniversary date.

      Service and Technology Access Option Agreements. We also entered into two agreements with SkyePharma relating to the formulation and development of our product candidate, Psoraxine. Under the terms of the Technology Access Option Agreement, dated December 10, 2001, we paid to SkyePharma a $5 million fee for the option to acquire a license for DepoFoam and other relevant drug delivery technologies owned by SkyePharma. The option expires on December 10, 2008. If we exercise the option, we must pay to SkyePharma a royalty of 5% of net sales of products manufactured or sold by us which use or exploit the licensed technologies. In addition, pursuant to a Service Agreement, dated December 10, 2001, SkyePharma will provide us with development, manufacturing, pre-clinical and clinical development services in consideration of an aggregate of $11 million payable in 2001 and 2002.

                                  The Offering

Shares of Common Stock offered               2,431,415

Use of Proceeds                              We will not be receiving any
                                             proceeds from this offering,
                                             although we will receive proceeds
                                             upon the exercise of any
                                             warrants. Certain selling
                                             stockholders may wish to offer to
                                             sell shares of our common stock
                                             that they acquired from us in a
                                             private placement of shares of our
                                             common stock.

OTC Bulletin Board Symbol                    ASTR

                          Summary Financial Information

      The summary financial data is derived from the historical financial statements of Astralis Ltd. This summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operations" as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus.

                                                   March 12, 2001             January 1, 2002
                                                (Date of Inception)                to
                                               to December 31, 2001            June 30, 2002
                                               ----------------------         ----------------

Statement of operations data:
Revenue                                              $          0                 $        0
Net loss applicable to common stockholders             (6,195,364)                (5,699,687)
Net loss per share to common stockholders                  (0.23)                      (0.15)
Weighted average shares outstanding                    27,348,000                  37,544,781

Balance sheet data:                             December 31, 2001               June 30, 2002
                                               -------------------              -------------
Working capital (deficit)                              4,107,252                   1,965,431
Total assets                                           9,457,451                   9,455,231
Total liabilities                                        383,083                     820,856
Stockholders' equity                                 $ 9,074,368                  $8,634,375


                                   Our Offices

      Our principal executive offices are located at 75 Passaic Avenue, Fairfield, New Jersey 07004, and our telephone number is (973) 227-7168.
Our Internet address is www.astralisltd.com. The information on our web site is not incorporated by reference into, and does not constitute part of, this prospectus.

                                  RISK FACTORS

      Prospective investors should carefully consider the following factors, in addition to the other information contained in this prospectus, in connection with an investment in our common stock. This prospectus contains certain forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. An investment in our common stock involves a high degree of risk and is suitable only for investors who can afford to lose their entire investment.

      We Have No Sales, We Will Not Have Sales In The Foreseeable Future, We Are In An Early Stage of Development And We May Never Sell Products Or Become Profitable.


      We commenced our current operations in 2001 and such operations remain in an early stage of development. We have no products approved for sale and therefore, no means to generate revenue. We have not commercialized any products, had no revenues and had incurred a net loss of approximately $11,895,051 as of June 30, 2002 which has increased to date. We expect that substantial losses will continue for the foreseeable future. In order to obtain revenue from the sales of our product candidate, Psoraxine, we must successfully develop, test, obtain regulatory approval for, manufacture, market and eventually sell such product candidate. Our expenses have consisted principally of costs incurred in research and development and from general and administrative costs associated with our operations. We expect our expenses to increase and to continue to incur operating losses for at least the next several years as we continue our research and development efforts for Psoraxine and any subsequent product candidates. Commercialization of any of our products will take a significant amount of time and successful commercialization may not occur at all. As a result, we may never become profitable.


      We May Not Be Successful In The Development And Commercialization Of Products.

      We may not develop products that prove to be safe and effective, that meet applicable regulatory standards or that we can manufacture at reasonable costs or market successfully. Successful products will require significant development and investment, including testing, to demonstrate their safety and efficacy prior to their commercialization. We have not proven our ability to develop and commercialize products. We must conduct a substantial amount of additional research and development before any regulatory authority will approve our initial product candidate, Psoraxine. Our research and development and clinical trials may not confirm the safety and efficacy of our products, in which case regulatory authorities may not approve them. In addition, even if we successfully complete our research and development efforts, our initial product candidate, Psoraxine, may not perform in the manner we anticipate, and may not be accepted for use by the public.

      The Development Of Our Initial Product Remains In An Early Stage Of Development And Substantial Additional Funds And Effort Will Be Necessary For Further Development And Commercialization.

      Our initial product candidate, Psoraxine, remains in an early stage of development and will require the commitment of substantial resources to move it towards commercialization. Psoraxine will require extensive preclinical and clinical testing before we can submit any applications for regulatory approval. Before obtaining regulatory approvals for the commercial sale of Psoraxine, we must demonstrate the safety and efficacy of our product candidate through preclinical testing and clinical trials. Conducting clinical trials involves a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product. If we or the U.S Food and Drug Administration believe that our clinical trials, when commenced, expose participating patients to unacceptable health risks, we may suspend such trials. We may encounter problems in our studies which will cause us or the FDA to delay or suspend the studies. Some of the factors that may delay our commencement and rate of completion of clinical trials include:

      o ineffectiveness of the study compound, or perceptions by physicians that the compound will not successfully treat a particular indication;

      o inability to manufacture sufficient quantities of compounds for use in clinical trials;

      o     failure of the FDA to approve our clinical trial protocols;

      o     slower than expected rate of patient recruitment;

      o     unforeseen safety issues; or

      o     government or regulatory delays.

      The failure of future clinical trials may harm our business, financial condition and results of operations.

      Our Potential Therapeutic Products Face A Lengthy And Uncertain Regulatory Process. If We Do Not Obtain Regulatory Approval Of Our Potential Products, We Will Not Be Able To Commercialize These Products.

      The FDA must approve any therapeutic product before it can be marketed in the United States. Before we obtain FDA approval of a new drug application or biologics license application, the product must undergo extensive testing, including animal and human clinical trials, which can take many years and require substantial expenditure. Data obtained from such testing may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, changes in regulatory policy for product approval during the period of product development and regulatory agency review of each submitted new drug application may cause delays or rejections. We must devote a substantial amount of time and resources in the regulatory process in order to obtain regulatory approval of our initial product candidate, Psoraxine.

      Because our initial product candidate, Psoraxine, involves the application of new technologies and may be used upon new therapeutic approaches, government regulatory authorities may subject this product to more rigorous review and may grant regulatory approvals more slowly for this product than for products using more conventional technologies. We have not conducted any clinical trials for Psoraxine in the United States, nor have we submitted any applications with the FDA or any other regulatory authority to test any potential products in humans or to market any product candidate. We may not be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities to market our product. The regulatory agencies of foreign governments must also approve any therapeutic product we may develop before the product can be sold in those countries. To date, although we have obtained regulatory approval for clinical testing of Psoraxine in Venezuela, we have not obtained final regulatory approval for the manufacture or commercial distribution of Psoraxine in Venezuela.

      Even after investing significant time and resources, we may not obtain regulatory approval for our product. If we do not receive regulatory approval, we cannot sell the product. Even if we receive regulatory approval, this approval may place limitations on the indicated uses for which we can market the product. Further, after granting regulatory approval, regulatory authorities subject a marketed product and its manufacturer to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer and manufacturing facility, including withdrawal of the product from the market. In certain countries, regulatory agencies also set or approve prices.

      Even If Product Candidates Emerge Successfully From Clinical Trials, We May Not Be Able To Successfully Manufacture, Market And Sell Them.

      We have not completed development of our initial product candidate, Psoraxine, and we have not received approval for its use in clinical trials in the United States. If Psoraxine emerges successfully from clinical trials, we will either commercialize products resulting from our proprietary programs directly or through licensing arrangements with other companies. We have no experience in manufacturing and marketing, and we currently do not have the resources or capability to manufacture, market and sell our products on a commercial scale. In order to commercialize Psoraxine directly, we would need to develop or obtain through outsourcing arrangements the capability to manufacture, market and sell products. We have an agreement with SkyePharma under which SkyePharma will provide development, manufacturing, pre-clinical and clinical development services for Psoraxine until December 31, 2002; however, we do not currently have a written agreement covering any period after December 31, 2002 and we may not be able to enter into such an agreement on commercially reasonable terms, or at all. In addition, we currently do not have any agreements for the marketing or sale of any of our products and we may not be able to enter into such agreements on commercially reasonable terms, or at all.

      Any Inability To Adequately Protect Our Proprietary Technologies Could Harm Our Competitive Position.

      Dr. Jose Antonio O'Daly has filed a patent application for Psoraxine, and under the terms of a license agreement and assignment of license agreement, we will have the right to use any patent issued pursuant to that application. However, currently, we do not have any protection from issued patents covering any of our technology. Our success will depend in part on our ability to obtain patents and maintain adequate protection of other intellectual property for our technologies and products in the United States and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate our competitive advantage. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these foreign countries.


      The patent positions of biotechnology companies, including our patent positions, involve complex legal and factual questions and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that we cover our proprietary technologies with valid and enforceable patents or we effectively maintain such proprietary technologies as trade secrets. We will apply for patents covering both our technologies and product candidates as we deem appropriate. However, we may fail to apply for patents on important technologies or products in a timely fashion, or at all, and in any event, the applications we do file may be challenged and may not result in issued patents. Any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, others may challenge or invalidate our patents, or our patents may fail to provide us with any competitive advantages. If we encounter challenges to the use or validity of any of our patents, resulting in litigation or administrative proceedings, we would incur substantial costs and the diversion of management in defending the patent. In addition, we do not control the patent prosecution of technology that we license from others. Accordingly, we cannot exercise the same degree of control over this intellectual property as we would over technology we own.

      We rely upon trade secrets protection for our confidential and proprietary information. We have taken measures to protect our proprietary information. These measures may not provide adequate protection for our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

      Many Potential Competitors Who Have Greater Resources And Experience Than We Do May Develop Products And Technologies That Make Ours Obsolete.

      Companies in the biotechnology industry face rapid technological change in a rapidly evolving field. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Rapid technological development by others may result in our products and technologies becoming obsolete.

      We face, and will continue to face, intense competition from organizations such as large biotechnology and pharmaceutical companies, as well as academic and research institutions and government agencies. Our competitors may include Biogen, Amgen, Genentech, SmithKline Beecham, Protein Design Labs, Ligand Pharmaceuticals, Schering-Plough, Pfizer and Novartis. These organizations may develop technologies that provide superior alternatives to our technologies. Further, our competitors may be more effective at implementing their technologies to develop commercial products.

      Any products that we develop through our technologies will compete in multiple, highly competitive markets. Many of the organizations competing with us in the markets for such products have greater capital resources, research and development and marketing staffs, facilities and capabilities, and greater experience in obtaining regulatory approvals, product manufacturing and marketing. Accordingly, our competitors may be able to develop technologies and products more easily, which would render our technologies and products obsolete and noncompetitive.

      We Will Need To Obtain Additional Funds To Support Our Future Operation Expenses.

      Based on our current plans, we believe that we currently have sufficient funds to meet our operating expenses and capital requirements through at least the next 12 months. However, the actual amount of funds that we will need during or after the next 12 months will be determined by many factors, including those discussed in this section. We will need additional funds to commence Phase III studies, which is the final phase of clinical trials in humans. An inability to obtain needed funds or to obtain them on terms favorable to us may cause us to delay, scale back or eliminate some or all of our research and development programs or to license third parties to develop or market products or technologies that we would otherwise seek to develop or market ourselves. Raising additional funds by selling additional shares of our capital stock will dilute the ownership interest of our stockholders.

      If We Lose Our Key Personnel Or Fail To Attract And Retain Additional Personnel, We May Be Unable To Discover And Develop Our Products.

      We depend on the services of Dr. Jose Antonio O'Daly, the loss of whose services would adversely impact the achievement of our objectives. Our key personnel have no prior experience managing a start-up biotechnology company. We do not currently have sufficient executive management personnel to execute our business plan fully. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. Although we believe we can successfully attract and retain qualified personnel, we face intense competition for experienced scientists. Failure to attract and retain skilled personnel would prevent us from pursuing collaborations and developing our products and core technologies to the extent otherwise possible.

      Our planned activities will require additional expertise. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. The inability to acquire or develop this expertise could impair the growth, if any, of our business.

      If We Face Claims In Clinical Trials Of A Drug Candidate, These Claims Will Divert Our Management's Time And We Will Incur Litigation Costs.

      We face an inherent business risk of clinical trial liability claims in the event that the use or misuse of our initial product candidate, Psoraxine, results in personal injury or death. We may experience clinical trial liability claims if our drug candidates are misused or cause harm before regulatory authorities approve them for marketing. We currently do not maintain clinical liability insurance coverage. Even if we obtain such an insurance policy, it may not sufficiently cover any claims made against us. Clinical trial liability insurance may be expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Any claims against us, regardless of their merit, could strain our financial resources in addition to consuming the time and attention of our management. Law suits for any injuries caused by our products may result in liabilities that exceed our total assets.

      Some Of Our Existing Stockholders Can Exert Control Over Us And May Not Make Decisions That Further The Best Interests Of All Stockholders.

      Our officers, directors and principal stockholders (greater that 5% stockholders) together control approximately 84.58% of our outstanding common stock. As a result, these stockholders, if they act individually or together, may exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

      The Market Price Of Our Common Stock May Be Highly Volatile.


      The market price of our common stock has been and will likely continue to be highly volatile. From the date trading of our common stock commenced until September 9, 2002, the range of our stock price has been between $0.43 and $7.15. Factors including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, government regulation, developments or disputes relating to agreements, patents or proprietary rights may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by us, including the selling stockholders pursuant to this prospectus and subsequent sale of common stock by SkyePharma and the holders of warrants and options, could have an adverse effect on the price of our common stock.


      A Large Number Of Shares Of Our Common Stock May Be Sold In The Market, Which May Depress The Market Price Of Our Common Stock.

      Sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could materially and adversely affect the market price of our common stock or our future ability to raise capital through an offering of our equity securities. We have an aggregate of 37,538,189 shares of our common stock outstanding. If all options and warrants currently outstanding to purchase shares of our common stock are exercised and all of the 2,000,000 shares of preferred stock are converted into common stock, there will be approximately 52,618,416 shares of common stock outstanding. Of the outstanding shares, up to 9,931,415 shares are freely tradable without restriction or further registration under the Securities Act, unless the shares are held by one of our "affiliates" as such term is defined in Rule 144 of the Securities Act. The remaining shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. The sale and distribution of these shares may cause a decline in the market price of our common stock.

      Our Common Stock Qualifies As A "Penny Stock" Under SEC Rules Which May Make It More Difficult For Our Stockholders To Resell Their Shares Of Our Common Stock.

      Our common stock trades on the Over-The-Counter Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market. Because our common stock does not trade on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a "penny stock." SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains many forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate", and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial condition or state other "forward-looking" information.

      We believe in the importance of communicating our future expectations to our investors. However, we may be unable to accurately predict or control events in the future. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis or Plan of Operations", as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive proceeds upon the exercise of any warrants. The principal reason for this offering is to allow for the resale of the shares currently held by the selling stockholders that they acquired from us in a private placement of shares of our common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


      Our common stock trades on the Over-The-Counter Bulletin Board under the symbol ASTR. The following table sets forth, for the periods indicated, the range of high and low bid quotations for the shares of our common stock as quoted on the OTC Bulletin Board. The reported bid quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions. As of September 9, 2002, there were 37,538,189 shares of common stock, par value $.0001 per share, outstanding which were held by 187 holders of record. We began trading our common stock in March 2001.


                                  Market Price

                                            High           Low
2001

First Quarter  *                            $3.93         $0.43
Second Quarter                              $6.85         $2.50
Third Quarter                               $7.15         $1.70
Fourth Quarter                              $3.80         $2.50

2002

First Quarter                               $2.75         $1.50

Second Quarter                              $3.35         $0.91
Third Quarter through September 9, 2002     $1.06         $0.49

     The closing price for our common stock on September 9, 2002, was $0.53.


----------
*     After stock split

      Dividends

      On March 14, 2001, we declared a stock dividend to stockholders of record as of 8:00 a.m., eastern standard time, on March 14, 2001, on the basis of ten shares of common stock for each one share of common stock then issued and outstanding. The payment date and time for the stock dividend were March 15, 2001, at 8:00 a.m., eastern standard time. As a result of the stock dividend, each of our stockholders received nine additional shares of common stock for each one share of common stock owned of record as of the record date and time. We have never paid or declared a cash dividend on our common stock. We intend, for the foreseeable future, to retain all future earnings for use in our business. The amount of dividends we pay in the future, if any, will be at the discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors.

      All accrued and unpaid dividends on the outstanding shares of our preferred stock must be paid before we pay any dividends on our common stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The Following Plan Of Operations Should Be Read In Conjunction With Our Financial Statements And The Related Notes Included Elsewhere In This Prospectus. This Prospectus Contains Certain Statements Of A Forward-Looking Nature Relating To Future Events Or Our Future Financial Performance. We Caution Prospective Investors That Such Statements Involve Risks And Uncertainties, And That Actual Events Or Results May Differ Materially. In Evaluating Such Statements, Prospective Investors Should Specifically Consider The Various Factors Identified In This Prospectus, Including The Matters Set Forth Under The Caption "Risk Factors" Contained Elsewhere In This Prospectus, Which Could Cause Actual Results To Differ Materially From Those Indicated By Such Forward-Looking Statements. We Disclaim Any Obligation To Update Information Contained In Any Forward-Looking Statement.

Plan of Operations

Overview

      We were formerly named Astralis Pharmaceuticals Ltd. and Hercules Development Group, Inc., and were incorporated under the laws of the state of Colorado on June 30, 1999. Subsequently we were reincorporated in the state of Delaware on December 10, 2001 and changed our name to Astralis Ltd. In November 2001, we were a public shell company, defined as an inactive, publicly quoted company with nominal assets and liabilities.

      Our operations and financial statements prior to November 2001 are those of Astralis LLC, a New Jersey limited liability company formed on March 12, 2001. Astralis LLC was merged into us on November 13, 2001 pursuant to the terms of the Contribution Agreement.

      The effect of our combination with Astralis LLC was a reverse merger. We were the legal acquirer in the merger. Astralis LLC was the accounting acquirer since its members acquired a majority ownership interest in us. Consequently, the historical financial information included in our financial statements prior to November 2001 are those of the accounting acquirer, Astralis LLC. The stockholders' equity of the merged company was recapitalized to reflect the capital structure of the legal entity (Astralis Ltd.) and the retained earning of Astralis LLC. Pro forma financial information is not presented since the combination is a recapitalization and not a business combination.

      We are a development stage biotechnology company engaged primarily in the research and development of treatments for immune system disorders and skin diseases. Our initial product candidate, Psoraxine, is a protein extract used for the treatment of the skin disease psoriasis.

      Currently, we are engaged in the following activities to further our development efforts of our initial product candidate:

      o     Ongoing research and development of Psoraxine;

      o Doctor and site enrollment for clinical trials of Psoraxine in the United States;


      o Preparation of an Investigational New Drug application to obtain approval from the United States Food and Drug Administration for the commencement of clinical trials of Psoraxine in the United States; and


      o Construction of leasehold improvements to our laboratory facility in Fairfield, New Jersey.


For the six months ended June 30, 2002:

      On January 31, and April 30, 2002, we sold to SkyePharma pursuant to a Purchase Agreement dated December 10, 2001, an aggregate of 500,000 shares of our Series A Convertible Preferred Stock, par value $.001 per share at a purchase price of $10.00 per share, or an aggregate purchase price of $5,000,000. We received net proceeds of approximately $3,670,000 from this placement after we netted out from the proceeds payments totaling $1,330,000 due to SkyePharma for services they provided under our Service Agreement with them which were treated as an expense at the time of payment.

      For the six months ended June 30, 2002, we had no revenue and incurred operating expenses of $5,494,070 which consisted primarily of:

      o Research and development costs of $4,609,400, including $3,990,000 that was paid to SkyePharma for services provided under our Service Agreement with them and amortization of approximately $357,000 of our technology option license which is being amortized over a seven year period.

      o General and administrative costs of approximately $869,000, including professional fees and our general corporate expenditures.

      We also had a non-cash preferred stock dividend in 2002 in the amount of $270,000. The April 30, 2002 sale of convertible preferred stock to SkyePharma had a conversion rate to our common stock which was lower than the market price of our common stock on that date. Therefore, under the requirements of Emerging Issues Task Force No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the issuance of this preferred stock with a beneficial conversion feature resulted in a preferred stock dividend.

      As a result, during the six months ended June 30, 2002, we incurred a net loss of $5,699,687.

      We also expect to record an additional preferred stock dividend in December 2002. We are subject to the requirements of EITF No. 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" and EITF 98-5. Since the conversion price of our preferred stock is subject to reset provisions, there is a contingent beneficial conversion feature. Using the potential conversion price of $1.60 for the first anniversary date and ignoring any other price adjustments, the contingent beneficial conversion feature will result in a $9,100,000 preferred stock dividend in December 2002. In December 2003 we may record an additional preferred dividend.

      For the period from March 12, 2001, which was the date of our inception through June 30, 2001, we had no revenue and incurred operating expenses of $29,332 which consisted primarily of:

      o     Research and development costs of $5,805.

      o General and administrative costs of approximately $23,345, including professional fees and our general corporate expenditures.

      As a result, during the period from March 12, 2001 through June 30, 2001, we incurred a net loss of $29,332.


For the period March 12, 2001 (date of inception) through December 31, 2001:

      For the period from March 12, 2001, which was the date of our inception, through December 31, 2001, we had no revenue and incurred a net loss of $6,195,364.

      During 2001 we raised funds from the following private placement offerings and agreements:

      o     Under the Contribution Agreement dated September 10, 2001,
            Richard Genovese, David Stevenson, Grizzly Consulting Ltd., Wolver Limited and Logarithmic, Inc. purchased units from Astralis LLC consisting of an aggregate of 2,700,000 membership interests in Astralis LLC and options to purchase 6,300,000 additional membership interests in Astralis LLC for an exercise price of $1.60 per membership interest. On November 13, 2001 at the closing of the transaction under the Contribution Agreement, the aforementioned units were exchanged for an aggregate of 2,700,000 shares of our common stock and warrants to purchase 6,300,000 shares of our common stock at an exercise price of $1.60 per share. The aggregate purchase price for such units was $1,350,000 and was paid with subscription notes. These subscription notes receivable were due in two installments with $850,000 having been due on February 13, 2002 and the remaining $500,000 due on May 13, 2002.

      o During November of 2001 we engaged in a private placement pursuant to which we sold an aggregate of 2,076,179 shares of our common stock and issued warrants to purchase an aggregate of 415,237 shares of our common stock at an exercise price of $4.00 per share. We received proceeds, net of offering costs and payments of pre-merger shell costs, in the amount of $2,752,495.

      o In December of 2001, we sold to SkyePharma under the Purchase Agreement 1,000,000 shares of our Series A Convertible Preferred Stock, par value $.001 per share at a purchase price of $10.00 per share, or an aggregate purchase price of $10,000,000. We received net proceeds of approximately $1,950,000 from this placement after the following expenditures were netted out from the proceeds:

            o $5 million payment due to SkyePharma in connection with our purchase of the technology option license from SkyePharma,


            o $3 million payment due to SkyePharma for services they provided under our Service Agreement with them which was expensed at the time of payment, and

            o     offering costs of approximately $50,000.


During the period March 12, 2001 (inception) through December 31, 2001, we incurred operating expenses of $4,084,619 which consisted primarily of:


      o Research and development costs of $3,231,775, including $3 million that was paid to SkyePharma for services provided under our Service Agreement with them and amortization of approximately $60,000 of our technology option license which is being amortized over a seven year period.

      o General and administrative costs of approximately $850,000, including professional fees related to our merger with Astralis LLC and the related investor relations and marketing expenses and our general corporate expenditures.

      We also had a non-cash preferred stock dividend in 2001 in the amount of $2.12 million. This resulted from our December 10, 2001 sale of preferred stock to SkyePharma which had a conversion rate to our common stock which was lower than the market price of our common stock on that date. Therefore, we were required to record a preferred dividend calculated by multiplying the number of preferred shares sold on that date by the difference between the conversion price and the market price.

The Next Twelve Months


      At June 30, 2002 we had cash balances of $721,105 and marketable securities of $3,710,715.

      Included in our cash and marketable securities balances are the proceeds from our April 30, 2002 sale of 250,000 shares of our preferred stock to SkyePharma at a purchase price of $10.00 per share, or an aggregate purchase price of $2,500,000. We received net proceeds of approximately $1,835,000 from this placement after we netted out from the proceeds a $665,000 payment due to SkyePharma for services they provided under our Service Agreement with them which was expensed at the time of payment.

      On July 31, 2002, SkyePharma purchased an additional 250,000 shares of our preferred stock at a purchase price of $10.00 per share, or an aggregate purchase price of $2,500,000. We received net proceeds of approximately $1,835,000 from this placement after we netted out from the proceeds a $665,000 payment due to SkyePharma for services they provided under our Service Agreement with them which was expensed at the time of payment.

      SkyePharma has agreed to purchase for $2,500,000 an additional 250,000 shares of preferred stock on January 31, 2003.


      We anticipate collecting our subscription notes receivable. These subscription notes receivable were due in two installments, with $850,000 having been due on February 13, 2002 and the remaining $500,000 due on May 13, 2002.

We have entered into a payment plan agreement with the note holders of the subscription notes receivable. The note holders have agreed to pay a $200,000 initial payment and will make payments of $150,000 per month from July 2002 until January 2003 and a payment of $100,000 in February 2003. Upon any default by a note holder, such note holder will forfeit the number of shares equal to the remaining amount of his note divided by $0.50. We received the initial payment of $200,000 and the $150,000 payment due in July 2002. We have received $19,000 of the $150,000 payment due in August 2002. We anticipate receiving the $131,000 outstanding before September 15, 2002.


      Based on our current operating plan, we anticipate conducting the following activities and using our cash and expected net proceeds of the Purchase Agreement over the course of the next twelve months as follows:


      o Our primary focus is to further our development efforts of our initial product candidate, Psoraxine. We are preparing an Investigational New Drug application to obtain approval from the United States Food and Drug Administration for the commencement of clinical trials of Psoraxine in the United States. Upon receiving approval, we will commence doctor and site enrollment for these clinical trials and then conduct clinical trials in the process of obtaining FDA approval of Psoraxine. We will maintain ongoing research and development of Psoraxine. We will expend approximately $8,000,000 in connection with these activities. Included in this amount are payments required under our Service Agreement with SkyePharma which will amount to $4,700,000 for the last two quarters of 2002 and are required to be paid in equal monthly amounts;

      o We intend to implement our business plan and facilitate the operations of our company. We will spend approximately $1.5 million to pay management salaries and salaries of new employees;


      o We will construct leasehold improvements to our laboratory facility in Fairfield, New Jersey and purchase additional capital equipment. We will expend approximately $400,000 for these capital expenditures;


      o We also expect to expend approximately $1.0 million for our public relations, general administrative and working capital requirements.

      Based on the current operating plan, we anticipate that our existing capital resources, together with the net proceeds we receive from the Purchase Agreement and the proceeds of the subscription notes receivable, will be adequate to satisfy our capital requirements for approximately the twelve month period ending June 30, 2003. However, our plans may change as we reach milestones and as our circumstances may change.

                                    BUSINESS

      You should read the following description of our business in conjunction with the information included elsewhere in this prospectus. This description contains certain forward-looking statements that involve risk and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth in the "Risk Factors" section and elsewhere in this prospectus.

Description of Business

General

      We are a development-stage biotechnology company, incorporated under the laws of the State of Delaware and based in New Jersey, which primarily engages in research and development of treatments for immune system disorders and skin diseases. Our main office is located at 75 Passaic Avenue, Fairfield, New Jersey 07004.

      We were originally incorporated under the laws of the State of Colorado on June 30, 1999 under the name "Hercules Development Group, Inc." and engaged in the business of managing real estate. Our real estate operations ceased in the second half of 2001. On November 13, 2001, we entered into a Contribution Agreement, dated as of September 10, 2001 between us on the one side and Astralis LLC, a New Jersey limited liability company formed on March 12, 2001 and Dr. Jose Antonio O'Daly, Gaston Liebhaber, Mike Ajnsztajn, Richard Genovese, David Stevenson, Grizzly Consulting Ltd., Wolver Limited and Logarithmic

Inc., being all of the members of Astralis LLC, on the other side. At such time, we began our current business which was the prior business of Astralis LLC.

      Pursuant to the business combination set forth in the Contribution Agreement, the members of Astralis LLC transferred all of their respective membership interests in Astralis LLC to us in exchange for 28,000,000 shares of our common stock and warrants to purchase 6,300,000 shares of our common stock at an exercise price of $1.60 per share. Pursuant to the Contribution Agreement, on November 13, 2001, all of our officers and directors resigned from their respective positions with us. The officers and managers of Astralis LLC replaced them as our officers and directors. See "Management; Executive Officers and Directors".

      We accounted for this combination as a recapitalization. We were the legal acquirer in the merger. Astralis LLC was the accounting acquirer since its members acquired a majority interest in our stock. Consequently, all historical financial information prior to November of 2001 represent the operations of Astralis LLC.

      In addition, on November 14, 2001, we filed an amendment to our Articles of Incorporation which changed our name from "Hercules Development Group, Inc." to "Astralis Pharmaceuticals Ltd." On November 19, 2001, we reincorporated in the State of Delaware under our current name.

Business of Astralis Ltd.

      We are primarily engaged in research and development of treatments for immune system disorders and skin diseases. Our current activities focus on the development of a product candidate named Psoraxine for the treatment of the skin disease psoriasis. Currently, we are engaged in the following activities to further our development efforts of our initial product candidate:

      o     Ongoing research and development of Psoraxine;

      o     Doctor and site enrollment for clinical trials in the United States;


      o Preparation of an Investigational New Drug application to obtain approval from the United States Food and Drug Administration for the commencement of clinical trials of Psoraxine in the United States; and


      o Construction of leasehold improvements to our laboratory facility in Fairfield, New Jersey.


      Dr. James Leyden of the University of Pennsylvania has agreed to be our principal investigator for our clinical trials of Psoraxine. We are currently engaged in negotiations with two other possible clinical sites. In addition, we are preparing documents in accordance with FDA Guidance Phase I/II for Investigational New Drug Applications. These documents will likely include an investigational plan, clinical protocols, manufacturing controls and an investigator's brochure to obtain approval from the independent ethical review board of the investigational site. Our construction of leasehold improvements include installation of workbenches and research equipment, improvements to our electrical, plumbing and ventilation infrastructure and the construction of laboratory rooms with specialized air filtration systems.


      Psoriasis is a genetically based inflammatory and scaly skin disease of currently unknown origins that generally lasts a lifetime and for which there is presently no known cure. While performing a field trial in Caracas, Venezuela in 1992 for a vaccine for leishmaniasis, a disease transmitted by parasites, Dr. O'Daly discovered that a patient, after receiving a third dose of the leishmaniasis vaccine, experienced complete remission of the plaque psoriasis lesion that had been present on the patient's leg for the past 12 years. After researching and improving the leishmaniasis vaccine, Dr. O'Daly developed Psoraxine specifically for use in clinical trials for the remission of psoriasis.

      Psoraxine is a synthesized immuno-therapeutic agent, presented in liquid form and is packed in 0.5 mg ampules for intra-muscular injection. After researching and improving Psoraxine, preliminary clinical trials were undertaken in Caracas, Venezuela during the eight year period from 1992 to 2000. During the preliminary clinical trials, the prevalence of psoriasis was monitored using the Psoriasis Area and Severity Index. The results of the preliminary clinical trials yielded positive evidence of remission of psoriasis lesions. Of the 2,770 patients involved in the preliminary clinical trials, approximately 74% had between 70% and 100% remission of psoriasis lesions as compared with initial PASI values. We have not sought, nor have we obtained, regulatory approval for the commercialization of Psoraxine in Venezuela because, among other things, we do not have the financial resources to acquire manufacturing facilities in that country and such facilities are required by regulatory authorities in Venezuela before granting commercial approval for a proposed drug. We do, however, have the approval of regulatory authorities in Venezuela to continue clinical trials of Psoraxine in the country.

We are now seeking approval for Psoraxine from the United States Food and Drug Administration, which is a necessary and critical step toward the commercialization of Psoraxine. The FDA requires disclosure of previous human clinical trials in any application seeking FDA approval of a new drug. Therefore, we will use data from our clinical trials in Venezuela to support our attempt to obtain FDA approval.

      Representatives of Astralis LLC sent a briefing document to the FDA and held a pre-Investigational New Drug conference call with representatives of the FDA on May 16, 2001 to review the clinical results of Dr. O'Daly's work with Psoraxine in Venezuela. Based upon this conference call, we are presently preparing an Investigational New Drug application to be filed with the FDA in the second half of 2002 to conduct Phase I.B studies of Psoraxine. The purpose of Phase I.B studies is to test the effectiveness of a drug and determine safe dosage ranges in patients suffering with the disease or condition that the product is intended to treat. Phase I.B studies would involve the administration of dosages of Psoraxine in a controlled setting to groups of volunteers. We anticipate that it will take at least one year to complete the Phase I.B studies at a cost of not less than $500,000. In the third quarter of 2002, prior to submitting our Investigational New Drug application, we intend to consult with the FDA regarding our toxicology protocols in order to receive suggestions from the FDA before the official submission of the Investigational New Drug application. From March 12, 2001 through June 30, 2002, Astralis Ltd. and Astralis LLC spent approximately $7,841,175 on research and development activities. See "Government Regulation".


Patient Populations

      According to the National Psoriasis Foundation, psoriasis affects about 2.6% of the U.S. population, or more than 7 million people in the United States. Psoriasis also affects 2% to 3% of the world's population. Approximately 150,000 to 260,000 new cases of psoriasis are diagnosed each year. No special blood test or other diagnostic tool exists for psoriasis. The diagnosis is usually determined through examination of the skin by a physician or other health care provider. Less commonly, a skin biopsy is examined under a microscope for biological evidence of psoriasis. The presence of small pits in the fingernails is also an indicator of psoriasis.

      Approximately 400 people die from complications caused by psoriasis each year in the United States. Primarily, such complications occur in relation to a severe, extensive form of psoriasis such as generalized Pustular Psoriasis or Erythrodermia Psoriasis, where large areas of skin are shed. Because the skin plays an important role in regulating body temperature and serving as a barrier to infection, when a person's skin is compromised to such a great extent, secondary infections are possible. Fluid loss is a complicating factor in these serious forms of psoriasis, and a great strain is also placed on the circulatory system.

      According to the National Psoriasis Foundation, between 10% and 30% of people who have psoriasis will also develop psoriatic arthritis, which is similar to rheumatoid arthritis, but generally milder. Psoriatic arthritis causes inflammation and stiffness in the soft tissue around joints, and it frequently involves the fingers and toes. Other parts of the body can be affected as well, including the wrists, neck, lower back, knees and ankles. In severe cases, psoriatic arthritis can be destructive to joints and disabling. For the most part, people with psoriasis function normally, although some people experience low self-esteem caused by the unsightly effect of the disease on the skin.

      Psoriasis is a chronic illness that, in many cases, requires continuous treatment. Patients with psoriasis often pay for costly medications and face ongoing visits with physicians. Severe cases may require periods of hospitalization. It is estimated that 56 million hours of work are lost each year due to psoriasis, and that between $1.6 billion and $3.2 billion is spent annually on treating psoriasis.

Current Psoriasis Therapies

      The topical treatment for psoriasis has been based on the use of emollients, keratolytic agents, coal tar, anthralin, corticosteroids of medium to strong potency and calcipotriene. Each of these treatments has variable efficacy, with side effects and cosmetic problems in addition to their failure to prevent frequent relapses.

Psoriasis Treatments in Development

      We currently face competition from a number of pharmaceutical companies who have psoriasis treatments under development that have substantially greater financial and other resources than we have. The National Psoriasis Foundation has identified not less than 41 treatments under development which are in various stages of the FDA approval process, including at least five of which are in the final phase of clinical trials in humans required by the FDA approval process.

      The available developmental psoriasis treatments include topical ointments, systemic treatments, oral treatments and UV light therapy treatments. We understand that several of the largest pharmaceutical companies in the world have more than one psoriasis treatment under development.

Competition


      The pharmaceutical and biotechnology industries are intensely competitive. Many companies, including biotechnology, chemical and pharmaceutical companies, are actively engaged in activities similar to ours, including research and development of drugs for the treatment of the same disease as Psoraxine. Our competitors may include Biogen, Amgen, Genentech, SmithKline Beecham, Protein Design Labs, Ligand Pharmaceuticals, Schering-Plough, Pfizer and Novartis. Many of these companies have substantially greater financial and other resources, larger research and development staffs, and more extensive marketing and manufacturing organizations than we have. In addition, some of these companies have considerable experience in preclinical testing, clinical trials and other regulatory approval procedures. There are also academic institutions, governmental agencies and other research organizations that are conducting research in areas in which we are working. They may also market commercial products, either on their own or through collaborative efforts.


      Our major competitors include fully integrated pharmaceutical companies that have extensive drug discovery efforts. We face significant competition from organizations that are pursuing the same or similar technologies as the technologies used by us in our drug discovery efforts. We expect to encounter significant competition for any of the pharmaceutical products we develop. Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage. We are aware that many other companies or institutions are pursuing development of drugs and technologies directly targeted at applications for the treatment and eventual cure of psoriasis.

      Developments by others may render our product obsolete or noncompetitive. We will face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions and for licenses to additional technologies. These competitors may succeed in developing technologies or products that are more effective than Psoraxine.

Government Regulation

      The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our potential products.

      The process required by the FDA before our product candidate, Psoraxine, may be marketed in the United States generally involves the following:

      o     preclinical laboratory and animal tests;


      o submission of an Investigational New Drug application, which must become effective before clinical trials may begin;


      o adequate and well controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

      o FDA approval of a new drug application or biologics license application.

      The testing and approval process requires substantial time, effort, and financial resources, and there can be no assurance that any approvals for Psoraxine or any other potential products will be granted on a timely basis, if at all.


      Prior to commencing clinical trials, which are typically conducted in three sequential phases, we must submit an Investigational New Drug application to the FDA. The Investigational New Drug application automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trial. In such a case, the Investigational New Drug sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our proposed submission of an Investigational New Drug application may not result in FDA authorization to commence a clinical trial. Further, an independent institutional review board at the medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences.

      We may not successfully complete any of the three phases of testing of Psoraxine within any specific time period, if at all. Furthermore, the FDA or an institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

      The results of product development, pre-clinical studies and clinical studies are submitted to the FDA as part of a new drug application or biologics license application. The FDA may deny a new drug application or biologics license application if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the new drug application or biologics license application does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

      Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or indication. Government regulation may delay or prevent marketing of potential products or new indications for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials.

      Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain, additional regulatory approvals for any of our product candidates would have a material adverse effect on our business.

      Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and any third party manufacturers we may utilize. We cannot be certain that our present or future suppliers will be able to comply with the good manufacturing practices, regulations and other FDA regulatory requirements.

      Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union, registration procedures are available to companies wishing to market a product in more than one EU Member State. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process involves all of the risks associated with FDA clearance. To date, we have obtained regulatory approval for clinical testing of Psoraxine in Venezuela, but we have not obtained final regulatory approval for the manufacture and commercial distribution of Psoraxine in Venezuela.

Intellectual Property

      On March 16, 2001, Dr. O'Daly filed a patent application entitled "Compositions and Methods for the Treatment and Clinical Remission of Psoriasis" with the United States Patent and Trademark Office. Preliminary searches have been conducted to ensure that no product similar to Psoraxine has already secured full patent protection. The patent application process may take up to two years to complete. Pursuant to a License Agreement dated as of April 26, 2001 between Dr. O'Daly and Astralis LLC, Dr. O'Daly granted Astralis LLC the exclusive right and license to use and exploit his patent if and when such patent is issued. Pursuant to an Assignment of License Agreement, dated November 13, 2001, by and between Astralis LLC and us, Astralis LLC assigned to us all of its rights under the License Agreement.


      We filed a petition for special status of the patent application in order to obtain expedited review. On February 8, 2002, the United States Patent and Trademark Office granted special status for the patent application. On March 4, 2002, we also filed an application to obtain patent protection internationally under the Patent Cooperation Treaty. Both applications are currently pending.


      Our intellectual property consists of our license to Dr. O'Daly's application of a patent for Psoraxine, our rights under the Assignment of License Agreement and trade secrets and know-how. Our ability to compete effectively depends in large part on our ability to obtain the patent for Psoraxine, maintain trade secrets and operate without infringing the rights of others and to prevent others from infringing on our proprietary rights. We will be able to protect our technologies from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or copyrights or are effectively maintained as trade secrets. Accordingly, patents or other proprietary rights are an essential element of our business. There can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or that we can meaningfully protect our trade secrets.

Agreements with SkyePharma


      We entered into a Purchase Agreement dated as of December 10, 2001 with SkyePharma PLC, a company incorporated under the laws of England and Wales. Pursuant to the Purchase Agreement, SkyePharma purchased 1,750,000 shares of our Series A Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10.00 per share, or an aggregate purchase price of $17.5 million. Pursuant to the Purchase Agreement, SkyePharma will make a total equity investment of up to $20 million. The remaining $2.5 million investment will involve the sale of up to an additional 250,000 shares of preferred stock to SkyePharma on January 31, 2003. Each share of preferred stock issued pursuant to the Purchase Agreement is convertible into four shares of common stock at the option of SkyePharma initially at a conversion rate of $2.50 per share of common stock. The conversion ratio is subject to multiple adjustments for three years depending on our stock price maintaining certain levels.

The ratio is also subject to anti-dilution protection. However, the conversion ratio will not adjust to a level greater than approximately 50 shares of common stock for each share of preferred stock. As a result of the Purchase Agreement, SkyePharma is the beneficial owner of 18% of our outstanding common stock. In addition to other rights under the Purchase Agreement, SkyePharma, as the holder of shares of preferred stock, holds the exclusive right to elect one member of our Board of Directors. Pursuant to the Purchase Agreement, we and certain of our stockholders holding an aggregate of 66.58% of our outstanding common stock executed a Stockholders' Agreement, dated as of December 10, 2001, with SkyePharma, whereby each stockholder agreed to vote its shares of common stock to elect the independent directors nominated by our Board of Directors to our Board of Directors and, once SkyePharma no longer owns its preferred stock, to elect a nominee nominated by SkyePharma to our Board of Directors. We also granted SkyePharma certain registration rights effective as of December 10, 2002 pursuant to a Registration Rights Agreement, dated as of December 10, 2001.

      We also entered into two agreements concerning the formulation and development of our initial injectable product candidate, Psoraxine, with SkyePharma. Under the terms of the Technology Access Option Agreement, dated December 10, 2001, we paid to SkyePharma a $5 million fee for the option to acquire a license for DepoFoam and other relevant drug delivery technologies owned by SkyePharma. SkyePharma owns over twenty patents for the drug delivery technologies in several countries, including the United States, Japan, Australia, New Zealand and Canada. The majority of these patents will continue in force until 2014. Under the terms of the Technology Access Option Agreement, if we exercise our option, we must pay a royalty of 5% of net sales of all products manufactured or sold that use or exploit the drug delivery technologies that we license from SkyePharma. In addition, if we exercise our option, SkyePharma retains the right during the term of the Technology Access Option Agreement to undertake the manufacture of all of our products that incorporate or utilize the drug delivery technologies. The option we received under the Technology Access Option Agreement expires on December 10, 2008. The Technology Access Option Agreement may be terminated by either party if (i) the other party commits any irremediable breach of the agreement, (ii) the other party commits any remediable breach and fails to remedy such breach within sixty days of service of notice of the breach, (iii) a court makes an administration order with respect to the other party or any composition in satisfaction of the debts of, or scheme of arrangement of the affairs of, the other party, or (iv) the other party becomes insolvent, has a receiver appointed over any of its assets, enters into any composition with creditors generally or has an order made or resolution passed for it to be wound up.

      In addition, pursuant to a Service Agreement, dated December 10, 2001, SkyePharma will provide us with development, manufacturing, pre-clinical and clinical development services in consideration of $11 million of which $3 million was paid in 2001 with the remaining $8 million payable through 2002 for second generation Psoraxine. The Service Agreement terminates on December 31, 2002. The Service Agreement requires that we and SkyePharma negotiate in good faith during the fourth quarter of 2002 for the continuation of the agreement. We may terminate the Service Agreement at any time upon 30 days written notice to SkyePharma. We may terminate the Service Agreement immediately in the event of gross misconduct by SkyePharma. Either party may terminate a study conducted pursuant to the Service Agreement due to concern for subject safety or efficacy of the investigational drug. In addition, either party may terminate the Service Agreement if (i) the other party is in breach of any of its terms, and in the case of a breach that is capable of remedy, such breach is not cured within 10 days of notice, or (ii) the other party becomes insolvent, makes arrangements with its creditors or otherwise threatens to cease business. If the Service Agreement is terminated, we are still required to pay the total consideration due to SkyePharma.


Other Research and Development Efforts

      We are developing a second product for the treatment of leishmaniasis. Since leishmaniasis is not prevalent in the United States, we intend to market this product primarily in other countries. We have not named this product yet and we do not have any approvals from, nor has any application been filed with, the FDA or any foreign governmental regulatory authority for this product. Currently, we do not have any collaborators for this product. However, our Technology Access Option Agreement permits us to use the technology we may license from SkyePharma for our leishmaniasis treatment. We are also engaged in preliminary research of treatments for rheumatoid arthritis, severe dermatitis, papilomas, hiperkeratosis, melanomas, prostate enlargement and Chagas disease.

Employees


      As of September 9, 2002, we employed 7 full-time employees and no part-time employees. None of these employees are covered by a collective bargaining agreement and we believe that our employee relations are good.


Legal Proceedings

      We are not currently party to any material legal proceeding. In addition, none of our directors or executive officers are involved in or subject to any pending legal proceedings, whether material or otherwise. None of our directors or executive officers has an interest, material or otherwise, against us.

Property

      Our executive offices and research laboratory are located at 75 Passaic Avenue, Fairfield, New Jersey 07004. The yearly rent for such office and laboratory space is $77,500. We previously conducted research at Centro Para La Investigacion y Tratamiento De La Psoriasis, Avenue Las Gencias Calle Codazzi Urb. Los Chaguaramos, Caracas, Venezuela.

                                   MANAGEMENT

Executive Officers and Directors

      The names, ages and positions of our current directors and executive officers are as follows:

Name                                 Age       Position


Jose Antonio O'Daly, MD, PhD         61        Chairman of the Board of
                                                 Directors; President of
                                                 Research and Development

Mike Ajnsztajn                       38        Chief Executive Officer; Director


Gaston Liebhaber                     67        Director of International
                                                 Affairs; Director


Gina Tedesco                         39        Chief Financial Officer; Director


Michael Ashton                       55        Director

Steven Fulda                         69        Director


Fabien Pictet                        44        Director


James Leyden, MD                     61        Chairman, Medical Advisory Board

Bruce Epstein                        38        Marketing Affairs Advisor

      With the exception of Mr. Ajnsztajn and Ms. Tedesco who are husband and wife, and Mr. Liebhaber who is Mr. Ajnsztajn's uncle, there are no familial relationships among our directors and/or officers. Directors hold office until the next annual meeting of our stockholders or until their respective successors have been elected and qualified. Officers serve at the pleasure of the Board of Directors.

      On November 13, 2001, pursuant to the Contribution Agreement, Shai Stern, who served as our Chief Executive Officer, President and sole director since February 28, 2001 and Steven Harrington, who served as our Vice President since April 9, 2001, resigned from all of their respective positions with us. At the time of their resignations, Messrs. Stern and Harrington constituted all of our executive officers and directors.


      Jose Antonio O'Daly, MD, PhD. Dr. O'Daly has served as our Chairman of the Board of Directors and President of Research and Development since November 13, 2001. Dr. O'Daly is the sole founder of Center for Research and Treatment for Psoriasis in Caracas, Venezuela and has served as its president since 1998. From 1972 to 1998, Dr. O'Daly served as Director and Head of Research of the Microbiology Center of the Venezuelan Institute of Scientific Investigations. Dr. O'Daly attended the Central University of Venezuela, Caracas receiving his Doctorate of Medical Sciences in 1968. In 1971, Dr. O'Daly earned a Doctorate of Philosophy from the Johns Hopkins University in Baltimore, Maryland. Dr. O'Daly is an honorary member of the Venezuelan Medical Academy. Dr. O'Daly has dedicated the last 15 years of his life working on a cure for psoriasis.

Mike Ajnsztajn. Mr. Ajnsztajn has served as our Chief Executive Officer and as a director since November 13, 2001. From 1986 to 1992, Mr. Ajnsztajn worked for Rhone Poulenc as both an Export Manager for the Far East based in France, and as the Marketing Director in China. From 1992 to 2001, Mr. Ajnstajn was the president of Blowtex, a Brazilian condom manufacturer. Mr. Ajnsztajn is also co-founder of Opus International, a New Jersey based import/export company that distributes hospital examination gloves and raw materials for the latex industry. Opus International also provides business-consulting services.

Gaston Liebhaber. Mr. Liebhaber has served as our Director of International Affairs since November 13, 2001 and as a director since January 31, 2002. Mr. Liebhaber has 35 years of experience in the pharmaceutical industry. Mr. Liebhaber founded Fundafarmacia in Caracas, Venezuela, a non-profit organization that distributes medicine, at discounted prices, to the poor and homeless. Fundafarmacia is the largest pharmacy chain in Venezuela. Since 1982, Mr. Liebhaber has served as the Managing Director of Latin America of Sankyo Pharmaceutical, the largest Japanese pharmaceutical company, based in Venezuela. Since 1987, Mr. Liebhaber also has served on the Board of Directors of the Venezuelan Association of Pharmaceutical Companies. Mr. Liebhaber has received several honorary medals and prizes from the Venezuelan government.

Gina Tedesco. Ms. Tedesco has served as our Chief Financial Officer since November 13, 2001 and as a director since January 31, 2002. Ms. Tedesco is a co-founder of Opus International and has served as its President since 1997. Ms. Tedesco has extensive experience in the pharmaceutical industry and in all aspects of finance and business planning. From 1989 to 1996, Ms. Tedesco held various positions with Rhone Poulenc ranging from controller for the European pharmaceutical subsidiaries to Director of Finance and Investor Relations for a Brazilian subsidiary. Ms. Tedesco earned an MBA from George Washington University in International Business.

Michael Ashton. Mr. Ashton has served as one of our directors since January 31, 2002. Since 1998, Mr. Ashton has served as the Chief Executive Officer of SkyePharma PLC, a London based drug delivery technology provider. From 1996 to 1998, Mr. Ashton served as the Chief Executive Officer of SkyePharma AG in Switzerland. Mr. Ashton has thirty years of experience in the pharmaceutical industry. Prior to joining SkyePharma PLC, from 1989 to 1996, Mr. Ashton was Chairman and Chief Executive Officer of Faulding, Australia's largest pharmaceutical company located in the United States. Mr. Ashton has a Bachelor of Pharmacy Degree from Sydney University and a MBA Degree from Rutgers University.

Steven Fulda. Mr. Fulda has served as one of our directors and a member of our audit committee since February 6, 2002. Since 1989, Mr. Fulda has served as Managing Director of Fulda Business Planners. Mr. Fulda has forty years of management and consulting experience spanning all facets of business strategy, planning, development and financing. Mr. Fulda has identified and managed growth opportunities for over 250 emerging businesses. Since 1992, Mr. Fulda has been an Adjunct Professor of Entrepreneurship and Director of the Small
Business Institute at Fairleigh Dickinson University. Mr. Fulda holds a Master's Degree in Quantitative Business Analysis from New York University and a Master's

Degree in Systems Engineering from Bell Laboratories' New York University Graduate Program.

Fabien Pictet. Mr. Pictet has served as one of our directors and a member of our audit committee since February 6, 2002. Since 1998, Mr. Pictet has served as Chairman of Fabien Pictet and Partners, a London based firm which invests in the emerging markets arena. Mr. Pictet has twenty years of experience in investing in emerging markets. During his eleven year tenure with Pictet and Cie, from 1986 to 1997, Mr. Pictet held various positions ranging from Manager responsible for U.S. equity investments to Partner responsible for all of the firm's institutional activities in Geneva, Zurich and London. Mr. Pictet has a Master of International Management Degree from American Graduate School of International Management and a Bachelor's Degree in Economics from the University of San Francisco.

James Leyden, MD. Dr. Leyden has served as the Chairman of our Medical Advisory Board since November 31, 2001. Dr. Leyden has been a Professor of Dermatology at the Hospital of the University of Pennsylvania in Philadelphia since 1983.
He has served on the boards of many of the nation's key dermatological committees, including those of the American Academy of Dermatology and the Dermatology Foundation. Dr. Leyden has also served as a consultant to the U.S. Food and Drug Administration and the Federal Trade Commission, and to drug regulation agencies in England, Germany and Austria. Dr. Leyden has also been instrumental in the development, testing and commercialization of Accutane, Bactroban, Nizoral, Cleocin, Benzamycin, Benzaclin, Minocin and the use of bicarbonate to control body odor. Dr. Leyden has a Bachelor's Degree from Saint Joseph's College and a MD for the University of Pennsylvania School of Medicine.

Bruce Epstein. Mr. Epstein has served as our Marketing Affairs Advisor since November 13, 2001. Since 2000, Mr. Epstein has served as the General Manager of Noesis Healthcare Interactions, a full-service healthcare communications company managing a creative and support staff focused on the marketing and advertising of multiple pharmaceutical brands with leading pharmaceutical companies. Mr. Epstein is a specialist in strategic planning and tactical implementation of pharmaceutical products. From 1996 to 2000, Mr. Epstein worked at Klemtner Advertising, the healthcare division of Saatchi and Saatchi. From 1986 to 1996, Mr. Epstein worked for Roche Laboratories, a Swiss pharmaceutical company with a U.S. division based in Nutley, New Jersey. Mr. Epstein obtained a MBA from New York University, Stern School of Business, and a Registered Pharmacist Degree from Rutgers, College of Pharmacy.

Board Composition and Committees

      We currently have seven directors, each serving a term until the next annual meeting of stockholders. At each annual meeting of stockholders, six directors will be elected by the holders of our common stock and one director will be nominated and elected by the holders of our Series A Convertible Preferred Stock. SkyePharma PLC is the only holder of our preferred stock. In addition, pursuant to a Stockholders' Agreement between us, certain of our stockholders holding an aggregate of 66.58% of the issued and outstanding common stock and SkyePharma, each stockholder agreed to vote its shares of common stock and to take all other actions necessary to elect the independent directors nominated by our Board of Directors and to elect the nominee nominated by the Board of Directors of SkyePharma when all of the preferred stock held by SkyePharma has been converted into shares of common stock.

      Messrs. Fulda and Pictet serve as the only members of the audit committee of the Board of Directors. The audit committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates our internal control functions.

Indemnification Matters

      Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware. In addition, our Certificate of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against those persons by reason of serving or having served as officers, directors or in other capacities to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware.

      Our bylaws provide the power to indemnify our officers, directors, employees and agents or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

      Under Delaware law, we may indemnify our officers and directors for various expenses and damages resulting from their acting in those capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding compensation paid by us and our predecessors during each of the last three fiscal years to our Chief Executive Officer and to each of our four most highly compensated executive officers, if any such other executive officer received compensation greater than $100,000 during any of the last three fiscal years.

                           Summary Compensation Table

                               Annual Compensation
--------------------------------------------------------------------------------
Name and Principal Position                   Year       Salary ($)
--------------------------------------------------------------------------------
Mike Ajnsztajn                                2001       $81,164
CEO
--------------------------------------------------------------------------------
Shai Stern, Sole Director,
CEO and President                             2001       --
--------------------------------------------------------------------------------

      Mr. Shai Stern served as our President, Chief Executive Officer and director from February 28, 2001 through November 13, 2001. Mr. Stern received no compensation in any form for the services provided to us. Mr. Ajnsztajn has served as our Chief Executive Officer and as a director since November 13, 2001. Mr. Ajnsztajn shall receive a salary of $150,000 for services performed during the year 2002.

      We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans and have no present intention of implementing any of these plans, with the exception of our 2001 Stock Option Plan. On December 31, 2001, we granted stock options to two consultants to purchase an aggregate of 300,000 shares of our common stock in exchange for their services. These options vest ratably at 75,000 per year over a four year period commencing in 2001. The expiration terms of the options are 4 years, 3 years, 2 years and 1 year for options vesting in 2001, 2002, 2003 and 2004, respectively. The strike price of all these options is $2.75. In the future, we may offer additional stock options to employees, non-employee members of the Board of Directors and/or consultants. It is possible that we may, in the future, establish various executive incentive programs and other benefits, including reimbursement for expenses incurred in connection with our operations, company automobiles and life and health insurance, but none have yet been granted. The provisions of these plans and benefits will be at the discretion of the Board of Directors.

Compensation of Directors

      The executive directors will not receive compensation pursuant to any standard arrangement for their services as directors. We will reimburse all outside directors for travel and lodging expenses related to scheduled Board meetings. We will also pay $3,500 during 2002 and $1,000 per meeting, to the directors serving on the audit committee.

Employment Agreements


      Pursuant to an Employment Agreement dated December 10, 2001, Dr. O'Daly receives a salary of $150,000 per year for his services as Chairman of the Board of Directors and President of Research and Development. The Employment Agreement has a term of three years and requires Dr. O'Daly to refrain from competing with us for a period of one year following termination of his employment. None of our other executive officers receive compensation pursuant to any standard arrangement for their services as executive officers.


2001 Stock Option Plan


      Our 2001 Stock Option Plan was unanimously adopted by our Board of Directors on November 1, 2001 and approved by our stockholders at a special meeting held on November 1, 2001. The 2001 Plan contains 5,000,000 shares of common stock, par value $.0001 per share underlying stock options available for grant thereunder. The purpose of the 2001 Plan is to provide additional incentive to our directors, officers, employees and consultants who are primarily responsible for our management and growth. Each option shall be designated at the time of grant as either an incentive stock option or as a non-qualified stock option. As of September 9, 2002, options to purchase 300,000 shares of common stock have been granted under the 2001 Plan.


      The 2001 Plan shall be administered by our Board of Directors, or by any committee that we may in the future form and to which the Board of Directors may delegate the authority to perform such functions.

      Every person who at the date of grant of an option is an employee of ours or of any affiliate of ours is eligible to receive non-qualified stock options under the 2001 Plan. Every person who at the date of grant is a consultant to, or non-employee director of, us or any affiliate of ours is eligible to receive non-qualified stock options under the 2001 Plan.

      The exercise price of a non-qualified stock option shall be not less than 85% of the fair market value of the stock subject to the option on the date of grant. To the extent required by applicable laws, rules and regulations, the exercise price of a non-qualified stock option granted to any person who owns, directly or by attribution under the Internal Revenue Code (currently Section 424(d)), stock possessing more than 10% of the total combined voting power of all classes of our stock or stock of any affiliate shall in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an incentive stock option shall in no event be less than the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an incentive stock option granted to any 10% Stockholder shall in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted.

      The administrator of the 2001 Plan, in its sole discretion, shall fix the term of each option, provided that the maximum term of an option shall be ten years. Incentive stock options granted to a 10% Stockholder shall expire not more than five years after the date of grant. The 2001 Plan provides for the earlier expiration of options in the event of certain terminations of employment of the holder.

      Options may be granted and exercised under the 2001 Plan only after there has been compliance with all applicable federal and state securities laws. The 2001 Plan shall terminate within ten years from the date of its adoption by the Board of Directors.

      If for any reason other than death or permanent and total disability, an optionee ceases to be employed by us or any of our affiliates, options held at such date of termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such termination, or such other period of not less than thirty days after the date of such termination as is specified in the option agreement or by amendment thereof (but in no event after the expiration date of the option); provided, however, that if such exercise of the option would result in liability for the optionee under Section 16(b) of the Securities Exchange Act of 1934, then such three-month period automatically shall be extended until the tenth day following the last date upon which optionee has any liability under Section 16(b) (but in no event after the expiration date).

      The Board of Directors may at any time amend, alter, suspend or discontinue the 2001 Plan. Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding options except to conform the 2001 Plan and incentive stock options granted under the 2001 Plan to the requirements of federal or other tax laws relating to incentive stock options. No amendment, alteration, suspension or discontinuance shall require stockholder approval unless (i) stockholder approval is required to preserve incentive stock option treatment for federal income tax purposes or (ii) the Board of Directors otherwise concludes that stockholder approval is advisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

      On June 30, 1999, we issued and sold an aggregate of 23,800,000 shares of common stock to J. Peter Garthwaite and Bradley A. Scott in consideration for services performed for us by each individual. Messrs. Garthwaite and Scott served as our President/Chief Executive Officer/Treasurer and Secretary, respectively, and as directors from the date of our inception on June 30, 1999, until their resignation from their respective positions on February 28, 2001.

Messrs. Garthwaite and Scott sold their shares of common stock to Mr. Shai Stern on February 28, 2001. Mr. Stern served as our President, Chief Executive Officer and sole director from February 28, 2001 until November 13, 2001.

      On November 13, 2001, pursuant to the Contribution Agreement, the Astralis Members transferred all of their respective membership interests in Astralis LLC to us in exchange for 28,000,000 shares of our common stock and 6,300,000 warrants to purchase our common stock at an exercise price of $1.60 per share. Pursuant to the Contribution Agreement, we cancelled 23,800,000 of the 23,820,000 shares of common stock held by Mr. Shai Stern who served as our Chief Executive Officer and sole director until his resignation, pursuant to the Contribution Agreement, on November 13, 2001.

      During the nine months ended September 30, 2001, we advanced $207,000 to two of our stockholders, FAC Enterprises, Inc. and 1025 Investments, Inc., in exchange for promissory notes. The stockholders repaid the total amount prior to November 30, 2001.


      Centro Para La Investigacion y Tratmiento De La Psoriasis, a research entity owned by Helen O'Daly, the spouse of Dr. Jose Antonio O'Daly, provided assistance in the research and development of Psoraxine in Venezuela commencing in November 2001 and terminating in May 2002. We paid approximately $275,000 to CITP for the services it provided.


Relationship with SkyePharma


      We entered into a Purchase Agreement dated as of December 10, 2001 with SkyePharma PLC, a company incorporated under the laws of England and Wales. Pursuant to the Purchase Agreement, SkyePharma purchased 1,750,000 shares of our Series A Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10.00 per share, or an aggregate purchase price of $17.5 million. Pursuant to the Purchase Agreement, SkyePharma will make a total equity investment of up to $20 million. The remaining $2.5 million investment will involve the sale of up to an additional 250,000 shares of preferred stock to SkyePharma on January 31, 2003. Each share of preferred stock issued pursuant to the Purchase Agreement is convertible into four shares of common stock at the option of SkyePharma initially at a conversion rate of $2.50 per share of common stock. The conversion ratio is subject to multiple adjustments for three years depending on our stock price maintaining certain levels. The ratio is also subject to anti-dilution protection. However, the conversion ratio will not adjust to a level greater than approximately 50 shares of common stock for each share of preferred stock. If on the first, second or third anniversary of the original issuance date, the current market price per share of common stock is less than the current conversion price, then the conversion price will be reset to the average closing price of the stock for the ten days prior to the anniversary date. However, the conversion price will not be reset for the first or second anniversary date lower than the lower of (a) $1.60 or (b) the price which results from multiplying $1.60 by a fraction the numerator of which is the then applicable conversion price (taking into account the reset provisions not contingent on stock price and which generally provide anti-dilution protection and ignoring any reset provision related to the first anniversary date) and the denominator of which is $2.50. The conversion price will not be reset for the third anniversary date lower than the lower of (a) $0.20 or (b) the price which results from multiplying $0.20 by a fraction the numerator of which is the conversion price (taking into account the reset provisions not contingent on stock price and which generally provide anti-dilution protection and ignoring any applicable conversion price related to the previous anniversary dates) and the denominator of which is $2.50. The conversion price will not be reset on the third anniversary date if, prior to that date, the United States Patent and Trademark Office has issued a patent or notice of allowance with claims having substantially the same scope as the patent application filed by Dr. O'Daly and covering a psoriasis vaccine marketed and commercialized by us. Furthermore, the conversion price will not be reset if the average closing price calculated is greater than the conversion price.

      As a result of the Purchase Agreement, SkyePharma is the beneficial owner of 18% of our outstanding common stock based on our current conversion price.
In addition to other rights under the Purchase Agreement, SkyePharma, as the sole holder of shares of preferred stock, holds the exclusive right to elect one member of our Board of Directors. Pursuant to the Purchase Agreement, we and certain of our stockholders holding an aggregate of 66.58% of our outstanding common stock executed a Stockholders' Agreement, dated as of December 10, 2001, with SkyePharma, whereby each stockholder agreed to vote its shares of common stock to elect the independent directors nominated by our Board of Directors to our Board of Directors and, once SkyePharma no longer owns its preferred stock, to elect a nominee nominated by SkyePharma to our Board of Directors. We also granted SkyePharma certain registration rights effective as of December 10, 2002 pursuant to a Registration Rights Agreement, dated as of December 10, 2001.

      We also entered into two agreements concerning the formulation and development of our initial injectable product candidate, Psoraxine, with SkyePharma. Under the terms of the Technology Access Option Agreement, dated December 10, 2001, we paid to SkyePharma a $5 million fee for the option to acquire a license for DepoFoam and other relevant drug delivery technologies owned by SkyePharma. The option we received under the Technology Access Option Agreement expires on December 10, 2008. In addition, pursuant to a Service Agreement, dated December 10, 2001, SkyePharma will provide us with development, manufacturing, pre-clinical and clinical development services in consideration of $11 million of which $3 million was paid in 2001 with the remaining $8 million payable through 2002 for second generation Psoraxine. The Service Agreement terminates on December 31, 2002. The Service Agreement requires that we and SkyePharma negotiate in good faith during the fourth quarter of 2002 for the continuation of the agreement.

Private Placement

      On September 1, 2001, Richard Genovese, David Stevenson, Grizzly Consulting Ltd., Wolver Limited and Logarithmic, Inc. purchased units from Astralis LLC consisting of an aggregate of 2,700,000 membership interests in Astralis LLC and 6,300,000 options to purchase additional membership interests in Astralis LLC for an exercise price of $1.60 per membership interest. The aggregate purchase price for such units was $1,350,000. On November 13, 2001 at the closing of the Contribution Agreement, the aforementioned units were exchanged for an aggregate of 2,700,000 shares of our common stock and 6,300,000 warrants to purchase common stock at an exercise price of $1.60 per share.

      During October of 2001, we issued a promissory note of $50,000 to Michael Garnick. The promissory note had a maturity date of November 13, 2001. We also issued to the lender 12,000 shares of common stock. The promissory note was repaid by us out of the proceeds of the private placement.

      During November of 2001, we completed a private placement offering pursuant to which we sold an aggregate of 2,076,179 shares of our common stock and issued warrants to purchase an aggregate of 415,237 shares of our common stock, for an exercise price of $4.00 per share, for an aggregate purchase price of $3,321,887. We granted certain registration rights to the purchasers of the shares.

      Pictet Private Equity Investors purchased 180,000 shares of our common stock and warrants to purchase another 36,000 shares of common stock. Pictet Private Equity Investors is controlled by Fabien Pictet, a member of our Board of Directors.

      During the period from March 15 through April 26, 2000, we issued and sold an aggregate of 750,000 shares of common stock to a total of fifty persons, all of whom are residents of the State of Colorado, for cash consideration totaling $75,000.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


      The following table sets forth the names and beneficial ownership of our common stock owned, directly or indirectly, by (i) each person who is a director or executive officer of our company, (ii) all our directors and executive officers as a group, and, to the best of our knowledge, (iii) all holders of 5% or more of the outstanding shares of our common stock. As of September 9, 2002, there were 37,538,189 shares of our common stock outstanding. Unless otherwise noted, the address of all the individuals named below is care of Astralis Ltd. at 75 Passaic Avenue, Fairfield, NJ 07004.


                                 Number of shares of Common      Percentage of
                                 Stock Beneficially              Common Stock
Name and Address                 Owned (1)                       Owned

Dr. Jose Antonio O'Daly          13,640,000                      36.34%

Mike Ajnsztajn (2)                8,680,000                      23.12%

Gina Tedesco (2)                          0                         --

Gaston Liebhaber                  2,480,000                       6.60%

Michael Ashton (3)                8,220,000                         --

Fabien Pictet (4)                   216,000                           *

Steven Fulda                              0                         --

SkyePharma PLC (5) (6)            8,220,000                         18%

All Officers and Directors       33,236,000                      72.90%
as a Group

----------
*     Less than 1%

(1) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by him.

(2) Ms. Tedesco, our Chief Financial Officer, may be deemed to be the beneficial owner of the 8,680,000 shares of common stock owned as of September 9, 2002 by her husband, Mike Ajnsztajn. Ms. Tedesco disclaims beneficial ownership of such shares.


(3) Includes 8,220,000 shares of common stock beneficially owned by SkyePharma. Mr. Ashton is Chief Executive Officer of SkyePharma.


(4) Includes shares owned by Pictet Private Equity Investors. Also includes warrants to purchase 36,000 shares of common stock.

(5) SkyePharma is the beneficial owner of 200,000 shares of our common stock, 1,750,000 shares of our preferred stock and warrants to purchase 20,000 shares of common stock, and may acquire another 250,000 shares of preferred stock on January 31, 2003 pursuant to the Purchase Agreement, dated as of December 10, 2001, between us and SkyePharma. Accordingly, SkyePharma has beneficial ownership of 8,220,000 shares of common stock, assuming its purchase of the 250,000 additional shares of preferred stock and the conversion of all shares of preferred stock owned or to be purchased by SkyePharma into common stock at the current conversion rate of four to one. Michael Ashton, Chief Executive Officer of SkyePharma and a member of our Board of Directors, exercises voting control over the shares held by SkyePharma.


(6) In order to facilitate the consummation of the transaction contemplated by the Purchase Agreement, we, certain of our stockholders holding an aggregate of 66.58% of our outstanding common stock and SkyePharma executed a Stockholders' Agreement, dated as of December 10, 2001, whereby each stockholder agreed to vote its shares of common stock and take all other actions necessary to elect the independent directors nominated by our Board of Directors and to elect the nominee nominated to our Board of Directors by SkyePharma when all of the shares of preferred stock owned by SkyePharma have been converted into common stock. SkyePharma does not have the right to dispose (or direct the disposition of) any of the 25,016,000 shares of common stock owned by the other parties to the Stockholders' Agreement and accordingly SkyePharma disclaims beneficial ownership of all such shares.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

      An aggregate of up to 2,431,415 shares of our common stock may be offered and sold pursuant to this prospectus by the selling stockholders. The selling stockholders acquired these shares of common stock from us in a private placement of shares of our common stock completed in November 2001. In this private placement, we issued and sold an aggregate of 2,076,179 shares of our common stock and issued warrants to purchase an aggregate of 415,237 shares of our common stock, at an exercise price of $4.00 per share, resulting in gross proceeds to our company of

$3,321,887. We intend to use the proceeds of the sale of the shares of common stock to fund clinical trials, to continue funding our patent application, for the lease and leasehold improvements of a small scale manufacturing facility, to repay certain indebtedness, to pay salaries to our employees and for working capital and general corporate purposes. We will not receive any of the proceeds resulting from the sale of the shares of common stock held by the selling stockholders, although we will receive the proceeds from the exercise of any of the warrants.


      In connection with the private placement, we agreed to file a registration statement with the Securities and Exchange Commission covering all of the shares of common stock sold in the private placement.

      The following table sets forth certain information as of September 9, 2002 regarding the sale by the selling stockholders of 2,431,415 shares of common stock in this offering.


      One of the selling stockholders, SkyePharma is the beneficial owner of 18% of our common stock. SkyePharma, as a result of its ownership of all of the outstanding shares of our Series A Convertible Preferred Stock has the right to elect a director to our Board of Directors. In addition, Skyepharma has entered into (i) a Technology Access Option Agreement, dated December 10, 2001 with us pursuant to which Skyepharma will receive from us a $5 million fee, which will be recognized as revenue over the lifetime of the contract, for the option to acquire a license for DepoFoam and other relevant drug delivery technologies, and (ii) a Service Agreement, dated December 10, 2001 with us pursuant to which SkyePharma will provide us with development, manufacturing, pre-clinical and clinical development services.

      Pictet Private Equity Investors is controlled by Fabien Pictet, a member of our Board of Directors.

      No other selling stockholders has held any position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock and other securities.

-----------------------------------------------------------------------------------------------------------------------
Selling Stockholder                              Beneficial
                                                 Ownership of Shares         Shares to be           Shares Beneficially
                                                 of Common Stock             Sold in                Owned After the
                                                 Prior to Sale(1)            the Offering           Offering(2)
-----------------------------------------------------------------------------------------------------------------------
Deutsche Bank                                    144,000                     144,000                   --
-----------------------------------------------------------------------------------------------------------------------
Pictet Private Equity Investors                  216,000                     216,000                   --
-----------------------------------------------------------------------------------------------------------------------
FPP Emerging Hedge Fund                          192,000                     192,000                   --
-----------------------------------------------------------------------------------------------------------------------
Unicor Inc.                                       60,000                      60,000                   --
-----------------------------------------------------------------------------------------------------------------------
Nigel William Wray                                59,988                      59,988                   --
-----------------------------------------------------------------------------------------------------------------------
The SOG Fund                                      72,000                      72,000                   --
-----------------------------------------------------------------------------------------------------------------------
Brahman Capital Fund                              24,000                      24,000                   --
-----------------------------------------------------------------------------------------------------------------------
Michael Garnick                                   72,000                      72,000                   --
-----------------------------------------------------------------------------------------------------------------------
Fidulex Management Inc.                           24,000                      24,000                   --
-----------------------------------------------------------------------------------------------------------------------
Fidulex Management Inc.                           72,000                      72,000                   --
-----------------------------------------------------------------------------------------------------------------------
Fidulex Management Inc.                           24,000                      24,000                   --
-----------------------------------------------------------------------------------------------------------------------
Fidulex Management Inc.                          143,981                     143,981                   --
-----------------------------------------------------------------------------------------------------------------------
Galba Ansalt                                     144,000                     144,000                   --
-----------------------------------------------------------------------------------------------------------------------
Ming Capital Enterprises                         179,986                     179,986                   --
-----------------------------------------------------------------------------------------------------------------------
Maria and Greg Savettiere                         96,000                      96,000                   --
-----------------------------------------------------------------------------------------------------------------------
Vega Investments Inc.                             29,986                      29,986                   --
-----------------------------------------------------------------------------------------------------------------------
Sean Fitzpatrick                                  18,000                      18,000                   --
-----------------------------------------------------------------------------------------------------------------------
N. Herrick Irrevocable Securities Trust          216,000                     216,000                   --
-----------------------------------------------------------------------------------------------------------------------
Heritage Finance and Trust Company                72,000                      72,000                   --
-----------------------------------------------------------------------------------------------------------------------
Citco Global Custody NV Cash                      72,000                      72,000                   --
-----------------------------------------------------------------------------------------------------------------------
Dr. Jacques Gonella                              119,994                     119,994                   --
-----------------------------------------------------------------------------------------------------------------------

SkyePharma PLC                                 8,220,000                     120,000               8,220,000

-----------------------------------------------------------------------------------------------------------------------
Banque Privee Edmond de Rothchild SA             187,481                     187,481                   --
-----------------------------------------------------------------------------------------------------------------------
CBG Compagnie                                     72,000                      72,000                   --
-----------------------------------------------------------------------------------------------------------------------

(1) Beneficial ownership is determined in accordance with rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares beneficially owned by him. In this instance, the selling stockholders each own warrants with respect to which they are deemed to be the beneficial owner of the shares of common stock issuable upon the exercise of such warrants.

(2) Assumes all of the shares of common stock offered hereby are sold by the selling stockholders. The percentage of the class of common stock owned after the offering will be 0% for all selling stockholders except SkyePharma, which will be the beneficial owner of 18% of our common stock after the offering.


      The common stock held by the selling stockholders may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales.

      The selling stockholders may also pledge shares of common stock as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. We have been advised by the selling stockholders that they have not made any arrangements relating to the distribution of the shares covered by this prospectus.

      In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

                          DESCRIPTION OF CAPITAL STOCK


      We are authorized to issue 78,000,000 shares of capital stock of which (i) 75,000,000 shares shall be designated as common stock, par value $.0001 per share, and (ii) 3,000,000 shares shall be designated as preferred stock, par value $.001 per share, of which 2,000,000 shares shall be designated as Series A Convertible Preferred Stock. As of September 9, 2002 there are outstanding (a) 37,538,189 shares of common stock owned by approximately 187 holders of record and (b) 1,750,000 shares of preferred stock owned by SkyePharma. There are also outstanding warrants to purchase 6,780,237 shares of our common stock.


Common Stock

      The holders of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

      o to receive any dividends as may be declared by the Board of Directors out of funds legally available for such purpose after payment of accrued dividends on the outstanding shares of preferred stock; and

      o in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock having preference over the common stock.

      All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

      Pursuant to a Stockholders' Agreement, dated as of December 10, 2001, by and among us, certain of our stockholders owning 66.58% of our issued and outstanding common stock and SkyePharma, each stockholder agreed to vote its shares of common stock and take all other actions necessary to elect the independent directors nominated by the Board of Directors and to elect the nominee nominated by the Board of Directors of SkyePharma when all of the preferred stock owned by SkyePharma has been converted into shares of common stock.

Series A Convertible Preferred Stock

      The holders of Series A Convertible Preferred Stock have the power to elect one member to our Board of Directors. In addition, the affirmative vote of the holders of two-thirds of the preferred stock is required for (i) us to authorize or create any class or series of capital stock ranking senior or on parity to the preferred stock and (ii) any amendment, alteration or repeal of our certificate of incorporation, certificate of designations or bylaws which would serve to affect the rights, powers or preferences of the preferred stock. Holders of the preferred stock are entitled:

      o to receive noncumulative cash dividends equal to 6% of the preferred stock price or the amount such holders would have received had the holders converted their shares to common stock immediately prior to the record date for payment of dividends to holders of common stock when, as and if declared by the Board of Directors out of funds that are legally available therefore;

      o to convert each share of preferred stock into common stock. The current conversion ratio is four shares of common stock for each share of preferred stock. The conversion ratio is subject to multiple adjustment provisions annually for three years predicated on the price of our common stock and generally providing anti-dilution protection. However, the conversion ratio will not adjust to a level greater than approximately 50 shares of common stock for each share of preferred stock; and

      o in the event of our liquidation, dissolution, or winding up, to be paid a preference, before any distribution or payment is made upon any common stock or any other equity security that ranks junior to the preferred stock.

Preferred Stock

      Our Board of Directors has the authority, within the limitations set forth in our certificate of designations and certificate of incorporation and the rights of the holders of Series A Convertible Preferred Stock set forth above, to provide by resolution for the issuance of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series.

Warrants


      As of September 9, 2002, we have outstanding warrants to purchase 6,780,237 shares of our common stock. We issued warrants to purchase 415,237 shares of our common stock at an exercise price of $4.00 per share pursuant to the private placement. We issued warrants to purchase 6,300,000 shares of our common stock at an exercise price of $1.60 per share pursuant to the Contribution Agreement.

We have outstanding warrants to purchase 75,000 shares of our common stock at an exercise price of $1.75 per share.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

Reports to Stockholders

      We have and will continue to comply with the periodic reporting, proxy solicitation and other applicable requirements of the Securities Exchange Act of 1934.

Shares Eligible for Future Sale

      We currently have 37,538,189 shares of common stock outstanding. Of the 37,538,189 shares of common stock outstanding, up to 9,931,415 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate", which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.


      All of the remaining shares of common stock currently outstanding are "restricted securities" or owned by "affiliates", as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The restricted securities are not eligible for sale without registration under Rule 144. As of September 9, 2002, there were outstanding options to purchase 7,090,237 shares of our common stock.

      All of the 1,750,000 shares of preferred stock that are currently outstanding are "restricted securities" or owned by "affiliates", as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration.


Lock-Up Agreements

      None of the currently outstanding common stock or preferred stock are subject to lock-up agreements.

Rule 144

      Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including any of our affiliates or person whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      o     1% of our then outstanding shares of common stock; or

      o the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

      A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Market for Common Stock

      Shares of our common stock are listed on the Over- The-Counter Bulletin Board under the symbol ASTR.

Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

      We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination", which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder", or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder", unless (i) the business combination or the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status; (ii) upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder", the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after the date the "interested stockholder" attained such status the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

      Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Our bylaws eliminate the right of stockholders to call special meetings of stockholders. The authorization of 1 million shares of undesignated preferred stock makes it possible for the Board of Directors to issue a class of preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in our control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in the control or management of Astralis Ltd. even if doing so would be beneficial to our stockholders.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS OF ACCOUNTING
                            AND FINANCIAL DISCLOSURE

      Our Board of Directors appointed the independent certified accounting firm of L J Soldinger Associates Ltd. to audit our financial statements for the year ended December 31, 2001. Accordingly, our prior accounting firm, Cordovano and Harvey, P.C., was dismissed as our independent auditors effective November 28, 2001, the date when written notification was delivered to that firm. The appointment of L J Soldinger Associates Ltd. as our independent auditors was effective as of November 2, 2001. Our Board of Directors approved the change in independent accountants and our stockholders approved the change in independent accountants at a special meeting held on November 1, 2001.

      The audit reports of Cordovano and Harvey, P.C. on our financial statements as of December 31, 2000 and 1999, for the fiscal year ended December 31, 2000 and for the period from June 30, 1999 (the date our inception) through December 31, 1999, did not contain any adverse opinion or disclaimer of opinion, nor were such audit reports qualified or modified as to uncertainty, audit scope or accounting principals. In addition, there were no disagreements between us and Cordovano and Harvey, P.C. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Cordovano and Harvey, P.C., would have caused Cordovano and Harvey, P.C. to make reference to the matter in their reports. A letter from Cordovano and Harvey, P.C. is incorporated by reference to this registration statement as Exhibit 16.1.

                                  LEGAL MATTERS

      The validity of the common stock offered by this prospectus will be passed upon by McCarter & English, LLP.

                                     EXPERTS


      L J Soldinger Associates Ltd., independent auditors, have audited our financial statements for the year ended December 31, 2001, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the L J Soldinger Associates Ltd. reports, given on their respective authority as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of these securities.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)

                        INDEX TO THE FINANCIAL STATEMENTS

                                                                         Page(s)
                                                                         -------

Independent Auditors' Report                                               F2

Balance Sheets                                                             F3

Statements of Operations                                                   F4

Statements of Stockholders' Equity                                         F5

Statements of Cash Flows                                                   F9

Notes to Financial Statements                                              F10

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Astralis, Ltd.
Florham Park, New Jersey

We have audited the accompanying balance sheet of Astralis, Ltd. (a development stage entity) as of December 31, 2001, and the related statements of operations, stockholders' equity, and cash flows, for the period March 12, 2001 (date of inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Astralis, Ltd. as of December 31, 2001, and the results of operations, changes in stockholders' equity and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

L J SOLDINGER ASSOCIATES

Arlington Heights, Illinois

February 4, 2002

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                                 Balance Sheets
                                December 31, 2001

                                                      ASSETS
                                                      ------

                                                                                June 30,            December 31,
                                                                                  2002                  2001
                                                                              -------------         ------------
                                                                               (Unaudited)           (Audited)
Current Assets
   Cash and cash equivalents                                                  $    721,105          $  4,451,874
   Marketable securities - current                                               1,981,373                    --
   Interest receivable                                                              57,869                    --
   Prepaid expenses                                                                 25,940                38,461
                                                                              ------------          ------------

                    Total Current Assets                                         2,786,287             4,490,335

Marketable securities - noncurrent                                               1,729,342                    --
Intangible Assets, Net - Related Party                                           4,583,332             4,940,476
Other Intangible Assets, Net                                                        40,929                25,054
Property and Equipment, Net                                                        285,388                 1,586
Deposits                                                                            29,953                    --
                                                                              ------------          ------------

                                                                              $  9,455,231          $  9,457,451
                                                                              ============          ============

                                                    LIABILITIES
                                                    -----------

Current Liabilities
   Accounts payable - related party                                           $    665,000          $    142,446
   Accounts payable and accrued expenses                                           155,856               240,637
                                                                              ------------          ------------

                    Total Current Liabilities                                      820,856               383,083
                                                                              ------------          ------------

Commitments and Contingencies

Stockholders' Equity
   Convertible preferred stock, Series A,
     $.001 par value; 2,000,000 shares authorized; 1,500,000 and
     1,000,000 issued and outstanding at 2002 and 2001, respectively
     (liquidation preference - $15,418,767 at 2002)                                  1,500                 1,000
   Common stock; $.0001 par value; 75,000,000 shares authorized;
     37,538,189 and 37,588,179 issued and outstanding
     at 2002 and 2001, respectively                                                  3,754                 3,759
   Additional paid-in capital                                                   22,202,728            17,013,223
   Deferred compensation                                                          (331,874)             (398,250)
   Common stock subscriptions receivable                                        (1,350,000)           (1,350,000)
   Accumulated other comprehensive gain                                              3,318                    --
   Deficit accumulated in the development stage                                (11,895,051)           (6,195,364)
                                                                              ------------          ------------

                    Total Stockholders' Equity                                   8,634,375             9,074,368
                                                                              ------------          ------------

                                                                              $  9,455,231          $  9,457,451
                                                                              ============          ============

    The accompanying notes are an integral part of the financial statements.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                            Statements of Operations

                                                            Six Months        March 12, 2001     March 12, 2001       March 12, 2001
                                                              Ended           (Inception) to     (Inception) to       (Inception) to
                                                          June 30, 2002        June 30, 2001     December 31, 2001    June 30, 2002
                                                          -------------       --------------    ------------------    --------------
                                                           (Unaudited)          (Unaudited)          (Audited)          (Unaudited)
Revenues                                                   $         --        $         --        $         --        $         --
                                                           ------------        ------------        ------------        ------------

Operating Expenses
   Research and development - related party                   4,479,781                  --           3,203,235           7,683,016
   Research and development                                     129,619               5,805              28,540             158,159
   Depreciation and amortization                                 15,625                 182                 831              16,456
   General and administrative                                   869,045              23,345             852,013           1,721,058
                                                           ------------        ------------        ------------        ------------

                   Total Operating Expenses                   5,494,070              29,332           4,084,619           9,578,689
                                                           ------------        ------------        ------------        ------------

Loss From Operations                                         (5,494,070)            (29,332)         (4,084,619)         (9,578,689)

Investment Income                                                64,383                  --               9,255              73,638
                                                           ------------        ------------        ------------        ------------

Net Loss                                                     (5,429,687)            (29,332)         (4,075,364)         (9,505,051)

Preferred Stock Dividends                                      (270,000)                 --          (2,120,000)         (2,390,000)
                                                           ------------        ------------        ------------        ------------

Net Loss to Common Stockholders                            $ (5,699,687)       $    (29,332)       $ (6,195,364)       $(11,895,051)
                                                           ============        ============        ============        ============

Pro Forma Information
   Net loss                                                                    $    (29,332)       $ (6,195,364)

   Pro forma tax provision                                                               --                  --
                                                                               ------------        ------------

   Pro forma net loss                                                          $     29,332        $ (6,195,364)
                                                                               ============        ============

Basic and Diluted Loss per Common Share                    $      (0.15)       $         --        $      (0.23)
                                                           ============        ============        ============

Basic and Diluted Weighted Average
 Common Shares Outstanding                                   37,544,781          24,616,216          27,348,030
                                                           ============        ============        ============

    The accompanying notes are an integral part of the financial statements.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                       Statements of Stockholders' Equity

                                           Preferred Stock           Common Stock          Additional
                                        ---------------------   ------------------------    Paid-In       Subscription    Deferred
                                           Shares     Amount       Shares        Amount     Capital        Receivable   Compensation
                                        -----------  --------   ------------   ---------  ------------    ------------  ------------
Balances, March 12, 2001
 (Date of Inception)                            --   $     --             --   $     --   $         --    $         --    $      --

Members' capital contributions,                 --         --     25,300,000      2,530         30,653         (33,183)          --
 3/15/2001

Capital contributions received,
 3/1 - 8/13/2001                                --         --             --         --             --          33,183           --

Members' contributed services,
 3/15 - 6/30/2001                               --         --             --         --         12,986              --           --

Members' capital contributions,                 --         --      2,700,000        270      1,349,730      (1,350,000)          --
9/1/2001

Warrants to purchase 6,300,000
 shares of common stock at
 $1.60 per share issued
 in private placement                           --         --             --         --             --              --           --

Common stock issuable for consulting
 services, 9/1/2001; 500,000 shares             --         --             --         --        135,000              --           --

Common stock issued in private
 placement net of issuance costs,
 11/13/2001; 2,076,179 shares at
 $1.60 per share                                --         --      2,076,179        208      3,190,429              --           --

Warrants to purchase 415,237 shares
 of common stock at $4.00 per share
 issued in private placement,
 11/13/2001                                     --         --             --         --             --              --           --

Net assets and liabilities acquired
 in merger with Hercules                        --         --      7,512,000        751       (303,071)             --           --

Preferred stock issued, net of
 issuance costs, 12/10/2001;
 1,000,000 shares at $10.00
 per share                               1,000,000      1,000             --         --      9,946,496              --           --

Preferred stock dividend, 12/10/2001            --         --             --         --      2,120,000              --           --

Options to purchase 200,000 shares
 of common stock at $1.77 (based on
 valuation) issued for legal
 services, 12/31/2001                           --         --             --         --        354,000              --     (354,000)

Options to purchase 100,000 shares of
 common stock at $1.77 (based on
 valuation) issued for consulting
 services, 12/31/2001                           --         --             --         --        177,000              --     (177,000)

Amortization of deferred compensation           --         --             --         --             --              --      132,750

Net loss                                        --         --             --         --             --              --           --
                                        ----------   --------   ------------   --------   ------------    ------------    ---------

Balance, December 31, 2001 (audited)     1,000,000   $  1,000     37,588,179   $  3,759   $ 17,013,223    $ (1,350,000)   $(398,250)
                                        ==========   ========   ============   ========   ============    ============    =========

    The accompanying notes are an integral part of the financial statements.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                       Statements of Stockholders' Equity

                                                                            Deficit
                                                             Accumulated   Accumulated
                                                                Other      During the                      Total
                                                            Comprehensive  Development                 Comprehensive
                                                                Loss          Stage         Total           Loss
                                                            -------------  -----------   -----------   --------------
Balances, March 12, 2001
 (Date of Inception)                                        $         --   $        --    $        --    $      --

Members' capital contributions, 3/15/2001                             --            --             --           --

Capital contributions received,
 3/1 - 8/13/2001                                                      --            --         33,183           --

Members' contributed services,
 3/15 - 6/30/2001                                                     --            --         12,986           --

Members' capital contributions, 9/1/2001                              --            --             --           --

Warrants to purchase 6,300,000 shares of
 common stock at $1.60 per share issued
 in private placement                                                 --            --             --           --

Common stock issuable for consulting
 services, 9/1/2001; 500,000 shares                                   --            --        135,000           --

Common stock issued in private placement
 net of issuance costs, 11/13/2001;
 2,076,179 shares at $1.60 per share                                  --            --      3,190,637           --

Warrants to purchase 415,237 shares of
 common stock at $4.00 per share issued
 in private placement, 11/13/2001                                     --            --             --           --

Net assets and liabilities acquired in
 merger with Hercules                                                 --            --       (302,320)          --

Preferred stock issued, net of issuance
  costs, 12/10/2001; 1,000,000 shares
  at $10.00 per share                                                 --            --      9,947,496           --

Preferred stock dividend, 12/10/2001                                  --    (2,120,000)            --           --

Options to purchase 200,000 shares of
  common stock at $1.77 (based on valuation)
  issued for legal services, 12/31/2001                               --            --             --           --

Options to purchase 100,000 shares of
 common stock at $1.77 (based on valuation)
 issued for consulting services, 12/31/2001                           --            --             --           --

Amortization of deferred compensation                                 --            --        132,750           --

Net loss                                                              --    (4,075,364)    (4,075,364)          --
                                                            ------------   -----------    -----------    ---------

Balance, December 31, 2001 (audited)                        $         --   $(6,195,364)   $ 9,074,368    $      --
                                                            ============   ===========    ===========    =========

    The accompanying notes are an integral part of the financial statements.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                       Statements of Stockholders' Equity

                                                          Preferred Stock                  Common Stock                Additional
                                                    ----------------------------    ----------------------------        Paid-In
                                                       Shares          Amount          Shares           Amount          Capital
                                                    ------------    ------------    ------------     ------------     ------------
Balances Brought Forward                               1,000,000    $      1,000      37,588,179     $      3,759     $ 17,013,223

Oversubscription of common stock issued
 in private placement, 11/13/2001;
 49,990 shares cancelled at $1.60
 per share, 1/24/2002                                         --              --         (49,990)              (5)         (79,995)

Preferred stock issue, net of issuance
 costs, 1/31/2002; 250,000 shares
 at $10.00 per share                                     250,000             250              --               --        2,499,750

Preferred stock issue, net of issuance
 costs, 4/30/2002; 250,000 shares
 at $10.00 per share                                     250,000             250              --               --        2,499,750

Amortization of deferred compensation                         --              --              --               --               --

Preferred stock dividend, April 30, 2002                      --              --              --               --          270,000

COMPREHENSIVE LOSS

Net loss                                                      --              --              --               --               --

Other comprehensive loss:
 Unrealized gain (loss) on
 available-for-sale securities                                --              --              --               --               --
                                                    ------------    ------------    ------------     ------------     ------------

        Total Comprehensive Loss

Balance, June 30, 2002 (unaudited)                     1,500,000    $      1,500      37,538,189     $      3,754     $ 22,202,728
                                                    ============    ============    ============     ============     ============

    The accompanying notes are an integral part of the financial statements.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                       Statements of Stockholders' Equity

                                                                                       Deficit
                                                                      Accumulated    Accumulated
                                                                        Other         During the                        Total
                                      Subscription      Deferred     Comprehensive    Development                    Comprehensive
                                       Receivable     Compensation       Loss           Stage           Total            Loss
                                      ------------    ------------    ------------   ------------    ------------    -------------
Balances Brought Forward              $ (1,350,000)   $   (398,250)   $         --   $ (6,195,364)   $  9,074,368    $         --

Oversubscription of common stock
 issued in private placement,
 11/13/2001; 49,990 shares
 cancelled at $1.60 per share,
 1/24/2002                                      --              --              --             --         (80,000)             --

Preferred stock issue, net of
 issuance costs, 1/31/2002;
 250,000 shares at $10.00
 per share                                      --              --              --             --       2,500,000              --

Preferred stock issue, net of
 issuance costs, 4/30/2002;
 250,000 shares at $10.00 per share             --              --              --             --       2,500,000              --

Amortization of deferred
 compensation                                   --          66,376              --             --          66,376              --

Preferred stock dividend,
 April 30, 2002                                 --              --              --       (270,000)             --              --

COMPREHENSIVE LOSS

Net loss                                        --              --              --     (5,429,687)     (5,429,687)   $ (5,429,687)


Other comprehensive loss:
 Unrealized gain (loss) on
 available-for-sale securities                  --              --           3,318             --           3,318           3,318
                                      ------------    ------------    ------------   ------------    ------------    ------------

        Total Comprehensive Loss                                                                                     $ (5,426,369)
                                                                                                                     ============

Balance, June 30, 2002 (unaudited)    $ (1,350,000)   $   (331,874)   $      3,318   $(11,895,051)   $  8,634,375
                                      ============    ============    ============   ============    ============

    The accompanying notes are an integral part of the financial statements.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                            Statements of Cash Flows

                                                               Six Months      March 12, 2001    March 12, 2001      March 12, 2001
                                                                  Ended        (Inception) to    (Inception) to      (Inception) to
                                                               June 30, 2002    June 30, 2001   December 31, 2001     June 30, 2002
                                                               -------------    -------------   -----------------     -------------
                                                                (Unaudited)       (Unaudited)      (Audited)            (Unaudited)
Cash Flows from Operating Activities
    Net loss                                                    $(5,429,687)     $   (29,332)     $(4,075,364)          $(9,505,051)
    Adjustments to reconcile net loss to net cash used
     in operating activities
       Depreciation and amortization                                372,769              182           60,355               433,124
       Amortization of net premium paid on investments               33,907               --               --                33,907
       Members' contributed salaries                                     --           12,986           12,986                12,986
       Research and development service fee netted against
         proceeds received from preferred stock issuance          1,330,000               --        3,000,000             4,330,000
       Operating expenses paid by related parties on
         behalf of Company                                               --            6,590           17,587                17,587
       Amortization of deferred compensation                         66,376               --          132,750               199,126
       Compensatory common stock                                         --               --          135,000               135,000
       Loss on sale of available-for-sale securities                  4,446               --               --                 4,446
    Changes in assets and liabilities
       Prepaid expenses                                              12,521               --          (38,461)              (25,940)
       Interest receivable                                          (57,869)              --          (10,255)              (68,124)
       Deposits                                                     (29,953)              --               --               (29,953)
       Accounts payable - related party                             522,554               --          142,446               665,000
       Accounts payable and accrued expenses                        (84,781)           9,574          240,637               155,856
                                                                -----------      -----------      -----------           -----------

Net Cash Used in Operating Activities                            (3,259,717)              --         (382,319)           (3,642,036)
                                                                -----------      -----------      -----------           -----------

Cash Flows from Investing Activities
    Purchases of marketable securities                           (6,013,261)              --               --            (6,013,261)
    Proceeds from sale of marketable securities                   2,267,511               --               --             2,267,511
    Expenditures related to patent                                  (16,886)              --               --               (16,886)
    Purchases of property and equipment                            (298,416)              --           (1,620)             (300,036)
                                                                -----------      -----------      -----------           -----------

Net Cash Used in Investing Activities                            (4,061,052)              --           (1,620)           (4,062,672)
                                                                -----------      -----------      -----------           -----------

Cash Flows from Financing Activities
    Repurchase of common stock                                      (80,000)              --               --               (80,000)
    Issuance of common stock, net of offering and
     transaction costs                                                   --               --        2,888,317             2,888,317
    Issuance of preferred stock, net of research and
     development service fee, technology option and
     costs of offering                                            3,670,000               --        1,947,496             5,617,496
                                                                -----------      -----------      -----------           -----------

Net Cash Provided by Financing Activities                         3,590,000               --        4,835,813             8,425,813
                                                                -----------      -----------      -----------           -----------

Net Increase (Decrease) in Cash and Cash Equivalents             (3,730,769)              --        4,451,874               721,105

Cash and Cash Equivalents, Beginning of Period                    4,451,874               --               --                    --
                                                                -----------      -----------      -----------           -----------

Cash and Cash Equivalents, End of Period                        $   721,105      $        --      $ 4,451,874           $   721,105
                                                                ===========      ===========      ===========           ===========

    The accompanying notes are an integral part of the financial statements.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

Nature of Operations

Astralis, Ltd. (the "Company") is an emerging biotechnology company based in New Jersey and engaged primarily in the research and development of novel treatments for immune system disorders and skin diseases. The Company is currently developing two products. Its primary product, Psoraxine, is an innovative vaccine under development for the treatment of psoriasis. The Company's second product is for the treatment of leishmaniasis.

History

The Company, formerly Astralis Pharmaceutical, Ltd. and Hercules Development Group, Inc. ("Hercules"), was incorporated under the laws of the state of Colorado on June 30, 1999 and reincorporated in the state of Delaware on December 10, 2001. In November 2001, the Company was a public shell company, defined as an inactive, publicly quoted company with nominal assets and liabilities.

The operations and financial statements of the Company are those of Astralis, LLC, ("Astralis, LLC") a New Jersey limited liability company formed on March 12, 2001. Astralis, LLC was merged into the Company on November 13, 2001 at which time the Company changed its name to Astralis Pharmaceutical, Ltd. The Company is the surviving legal entity.

In connection with the merger, the Company issued 28,000,000 shares of its common stock along with warrants to purchase 6,300,000 shares of the Company's common stock at $1.60 per share to the members of Astralis, LLC in a one-for-one exchange for all of the 28,000,000 outstanding Astralis, LLC member units of ownership and all of the 6,300,000 outstanding options to purchase member units. As a result of the transaction, the former members of Astralis, LLC acquired a majority interest in the Company.

On December 10, 2001, the Company changed its name to Astralis, Ltd. and reincorporated to the state of Delaware.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company's financial statements are prepared on the accrual basis of accounting in accordance with United States generally accepted accounting principles ("US GAAP").

The combination of the Company and Astralis, LLC has been treated as a recapitalization of the Company. The Company was the legal acquirer in the merger. Astralis, LLC was the accounting acquirer since its members acquired a majority ownership interest in the Company. Consequently, the historical financial information included in the financial statements of the Company prior to November 2001 is that of Astralis, LLC. Pro forma financial information is not presented since the combination is a recapitalization and not a business combination.

Interim Information

The interim consolidated financial data as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 is unaudited. The information reflects all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to fairly present the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full fiscal year.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Pro Forma Financial Information

As discussed in Note 1, Astralis, LLC was originally organized in the form of a Limited Liability Company. Upon the Merger, its capital structure changed to that of a corporation. The change resulted in the Company retaining the tax benefit for the portion of the losses generated subsequent to November 13, 2001, whereas the previous losses were passed through to the Astralis, LLC members. Pursuant to Staff Accounting Bulletin Number 1B.2 "Pro Forma Financial Statements and Earnings per Share" ("SAB 1B.2"), a pro forma income statement has been presented which reflects the impact of the Company's change in capital structure as if it had occurred March 12, 2001 (Astralis LLC's inception). This presentation reflects the Company generating a tax benefit, which has been offset with a valuation allowance, which includes the net operating losses incurred by Astralis LLC during the period from March 12, 2001 to November 13, 2001, the operating period prior to Astralis, LLC's termination.

Development Stage Enterprise

The Company is a Development Stage Enterprise, as defined in Statement of Financial Accounting Standards No. 7 "Accounting and Reporting for Development Stage Enterprises" ("SFAS No. 7"). Under SFAS No. 7, certain additional financial information is required to be included in the financial statements for the period from inception of the Company to the current balance sheet date.

Since the inception of the Company, management has been in the process of raising capital through private placement stock offerings, effecting its business merger, and performing research and development activities.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and investments in money market funds. The Company considers all highly liquid instruments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions. To mitigate this risk, the Company places its cash deposits only with high credit quality institutions.

Property and Equipment

Furniture and equipment are recorded at cost, less accumulated depreciation computed on a straight-line basis over the estimated useful lives of the respective assets. Depreciation is computed using a four-year life for computer equipment.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are recorded in the period in which the related transactions are recognized in the financial statements, net of the valuation allowances which have been recorded against deferred tax assets. Deferred tax assets and liabilities are recorded for the expected future tax consequences of temporary differences between the tax basis and the financial reporting of assets and liabilities. Net deferred tax assets and liabilities, relating primarily to federal and state net operating loss carryforwards and research and development credits that have been deferred for tax purposes, have been offset by a valuation reserve because management has determined that the realization of deferred tax assets is less likely than not and, accordingly, has established a valuation allowance.

Fair Value of Financial Instruments

The Company's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, are carried at cost, which approximates fair value.

Loss Per Share

Loss per common share is calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). Basic loss per common share is computed based upon the weighted average number of shares of common stock outstanding for the period and excludes any potential dilution. Shares associated with stock options, warrants and convertible preferred stock are not included because their inclusion would be antidilutive (i.e., reduce the net loss per share).

The common shares potentially issuable arising from these instruments, which were outstanding at December 31, 2001, are as follows:

                                               Exercise Price        Shares
                                               --------------      ----------

            Options                            $        2.79          300,000

            Warrants                           $ 1.60 - 4.00        6,790,237
            Convertible preferred stock        $        2.50        4,000,000
                                                                   ----------

                                                                   11,090,237
                                                                   ==========

The total number of shares excluded from diluted net loss at June 30, 2002 was 13,080,237.

Segment Information

The Company has determined it has one reportable operating segment as defined by Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."

Research and Development Costs

The cost of research, development and product improvement expenditures are charged to expense as they are incurred. Research, development and product improvement costs included in operating expenses amounted to $3,231,775 for the period from March 12, 2001 (date of inception) to December 31, 2001.

Included in this amount were payments to related parties - see Note 8.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Lived Assets

The Company accounts for its investments in long-lived assets in accordance with SFAS No. 121, "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of". The Company periodically reviews the value of long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the future undiscounted cash flows arising from the assets with the carrying value of the asset. If impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

Stock-Based Compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123) and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". As permitted under FAS 123, the Company has continued to follow Accounting for Stock Issued To Employees ("APB 25") in accounting for its stock-based compensation. Under APB 25, no accounting recognition is given to stock options issued to employees that are granted with exercise prices at fair market value. Stock options issued to non-employees are recorded at fair value at the date of grant and are subsequently remeasured as counterparty performance is complete, which typically corresponds to the vesting period.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, or FASB, approved Statements of Financial Accounting Standards ("SFAS"), No. 141, "Business Combinations" ("SFAS No. 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). The statements eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and intangible assets with indefinite lives not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized when incurred. SFAS 141 is generally effective for business combinations after June 2001.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which is effective for fiscal years beginning after June 15, 2002. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires, among other things, that the retirement obligations be recognized when they are incurred and displayed as liabilities on the balance sheet. In addition, the asset's retirement costs are to be capitalized as part of the asset's carrying amount and subsequently allocated to expense over the asset's useful life.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. This Statement develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addressing the principal implementation issues.

The adoption of SFAS 141, 142, 143 and 144 is not expected to have any impact on the Company's financial statements.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 3 - INTANGIBLE ASSETS

The Company's policy is to capitalize the costs of purchased and internally developed patents and those expenses in connection with patent rights licensed to the Company. The life of the patent is 20 years from the date the patent is applied for or 17 years from when it is granted, whichever is longer. The Company's policy is to capitalize direct costs related to the rights it has licensed, and amortize them on a straight-line basis over the remaining portion of the 20-year period, which commenced on March 16, 2001, the date the application was filed for the patent the Company has licensed.

The Company paid $5,000,000 for a technology access option from SkyePharma PLC ("SkyePharma"). This option gives the Company the right, until December 13, 2008, to enter into a non-exclusive license agreement to utilize any of three drug delivery systems of SkyePharma in connection with any drugs it develops to treat two specific immunotherapies. Upon exercise of the option, the Company will be required to pay a license fee of 5% of net sales of any product utilizing the drug delivery systems. All other terms of the license agreement will be determined upon exercise of the option.

Management has taken the position that the technology access option fee is a license fee which allows the Company, prior to commercialization of its drugs, to utilize the established delivery system technologies of SkyePharma to test for viability and enhancement of the Company's Psoraxine vaccine. In accordance with Financial Accounting Standard No. 2 - Research and Development Costs ("SFAS No. 2"), the Company has capitalized the technology access option as a research and development intangible asset and is amortizing it over its seven year life. The Company will evaluate this intangible for impairment annually under FAS 121 Accounting For The Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

As of December 31, 2001, the Company has amortized $797 of patent cost and $59,524 of the cost of the technology option license. The amortization related to the technology option license is recorded as research and development cost as required by SFAS No. 2.

Intangible assets consisted of:
                                                           December 31, 2001
                                                           -----------------

      Patent                                                  $    25,851
      Technology access fee                                     5,000,000
      Less accumulated amortization                               (60,321)
                                                              -----------

                                                              $ 4,965,530
                                                              ===========

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
                                                             December 31, 2001
                                                             -----------------

      Computer equipment                                          $ 1,620
      Less accumulated depreciation                                   (34)
                                                                  -------

                                                                  $ 1,586
                                                                  =======

Depreciation expense for the period from March 12, 2001 (date of inception) to December 31, 2001 was $34.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 5 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary timing differences between the carrying amounts of assets and liabilities reflected on the financial statements and the amounts used for income tax purposes. The tax effects of temporary differences and net operating loss carryforwards and tax credits that give rise to significant portions of the deferred tax assets recognized are presented below:

                                                               December 31, 2001
                                                               -----------------
Deferred tax assets :
    Accumulated depreciation and amortization                     $    13,300
    Research and development credits carryforward                     204,700
    Federal and state deferred tax benefit arising from
     net operating loss carryforwards                               1,436,800
                                                                  -----------
                                                                    1,654,800

Less valuation allowance                                           (1,654,800)
                                                                  -----------

Total deferred tax assets                                         $        --
                                                                  ===========

Income tax benefit consists of the following:
                                                               December 31, 2001
                                                               -----------------

Deferred
    Federal                                                       $    11,300
    State                                                               2,000
Federal and state tax benefit of net operating
   loss carryforward                                                1,436,800
Tax benefit from research and development
   credits carryforward                                               204,700
                                                                  -----------
                                                                    1,654,800

Less valuation allowance                                           (1,654,800)
                                                                  -----------

         Total                                                    $        --
                                                                  ===========

As of December 31, 2001, the Company had losses which resulted in net operating loss carryforwards for tax purposes amounting to approximately $3,500,000 that may be offset against future taxable income. These carryforwards expire in 2021. The Company has also generated research and development credits of $204,700 that will also expire in 2021. However, these carryforwards and credits may be significantly limited due to changes in the ownership of the Company as a result of future equity offerings.

Recognition of the benefits of the deferred tax assets and liabilities will require that the Company generate future taxable income. There can be no assurance that the Company generate any earnings or any specific level of earnings in future years. Therefore, the Company has established a valuation allowance for deferred tax assets (net of liabilities) of approximately $1,654,800 as of December 31, 2001.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 5 - INCOME TAXES (Continued)

In accordance with federal income tax regulations, the net loss incurred by Astralis, LLC from inception to the date of the merger has been excluded from the benefits of the net operating loss carryforwards reflected in this footnote.

The pro forma presentation on the statement of operations reflects the effect on the Company had the change in capital structure to a corporation been effective as of March 12, 2001 (Astralis LLC inception) (see Note 2).

The following table presents the principal reasons for the difference between the Company's effective tax rates and the United States federal statutory income tax rate of 35%.

                                                               December 31, 2001
                                                               -----------------

  Federal income tax benefit at statutory rate                    $ 1,426,400
  Federal income tax benefit passed through to the
     members of Astralis, LLC                                         (65,800)
  State income tax benefit (net of effect
    of federal benefit)                                               207,700
  Non-deductible expenses                                            (118,200)
  Research and development credit                                     204,700
  Valuation allowance                                              (1,654,800)
                                                                  -----------

      Income Tax Benefit                                          $        --
                                                                  ===========

      Effective Income Tax Rate                                             0%
                                                                  ===========

NOTE 6 - CAPITAL STOCK ACTIVITY

The Company's Articles of Incorporation authorizes the issuance of 75,000,000 shares of common stock, $0.0001 par value per share, of which 37,588,179 were outstanding as of December 31, 2001.

As discussed in Note 1, the combination of Astralis and Hercules was treated as a recapitalization of Astralis, whereby the Company issued to the members of Astralis, LLC, 28,000,000 shares of common stock and warrants to purchase 6,300,000 shares of Company common stock for $1.60 per share in a one-for-one exchange for all of the outstanding 28,000,000 Astralis, LLC member units of ownership and 6,300,000 options to purchase member units.

Astralis LLC issued 25,300,000 units on April 25, 2001 to various members for an aggregate subscription receivable amount of $33,183. During the year, the members paid $33,183 on behalf of the Company to satisfy their subscription receivable.

Under a contribution agreement dated September 1, 2001, five new members were admitted as members of the LLC through the execution of a subscription agreement. These new members subscribed to units ("Units") from Astralis LLC consisting of an aggregate of 2,700,000 membership interests (the "Membership Interests") in Astralis LLC and 6,300,000 options to purchase additional Membership Interests in Astralis LLC for an exercise price of $1.60 per Membership Interest. On November 13, 2001 at the closing of the Contribution Agreement, the aforementioned Units were exchanged for an aggregate of 2,700,000 shares of our common stock and 6,300,000 warrants to purchase common stock at an exercise price of $1.60 per share. The aggregate purchase price for such Units was $1,350,000 and was paid with subscription notes. These subscription notes receivable are due in two installments with $850,000 being due on February 13, 2002 and the remaining $500,000 due on May 13, 2002. 3,150,000 of these warrants expire December 13, 2003 and 3,150,000 expire November 13, 2006.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 6 - CAPITAL STOCK ACTIVITY (Continued)

Common Stock

In September 2001, Astralis, LLC granted a consultant 500,000 membership units in return for services rendered. Common shares of Company stock were transferred to the consultant subsequent to December 31, 2001. The cost of the services, based on an independent valuation of the units granted, which amounted to $135,000, were recorded at the time the services were rendered in 2001.

In November 2001, the Company completed a $3,321,887 private placement offering aggregating 103.81 units at $32,000 per unit. Each unit consisted of 20,000 shares of common stock and warrants to purchase 4,000 shares of the Company's common stock at $4.00 per share. The warrants expire November 13, 2006. The holders of these common shares and warrants received registration rights. The Company has an obligation to file a registration statement by March 13, 2002 to commence registration of these shares and warrants. Upon consummation of the private placement, the Company paid a $100,000 investment banking fee and entered into an agreement for future investment banking services amounting to $144,000 and payable in 24 equal monthly installments of $6,000.

In April 2001, Hercules issued warrants to purchase 75,000 shares of the Company stock at an exercise price of $1.75 per share in connection with a loan it obtained which occurred prior to the recapitalization with the Company. These warrants expire in April 2004.

Preferred Stock

The Company's Articles of Incorporation authorizes the issuance of 3,000,000 shares of Preferred Stock, with a $0.001 par value per share. On December 13, 2001, the Company authorized 2,000,000 shares to be designated as "Series A Convertible Preferred Stock" ("Series A Preferred"). If the Company declares a dividend, holders of each share of Series A Preferred are entitled to non-cumulative cash dividends which shall be the greater of i) 6% of the preferred share purchase price; or ii) the amount such holders would have received had the holders converted to common stock immediately prior to record date for payment of a dividend to holders of common stock. No dividend can be declared or paid on common stock without an equal or greater dividend being paid or declared on the Series A Preferred. Holders of each share of Series A Preferred are also entitled to vote on all matters at stockholder meetings. Holders of each share of the Series A Preferred may convert their shares to common stock at an initial conversion price of $2.50. This conversion price may be adjusted and reset as follows:

      i.) If the Company pays a common stock dividend or pays a regular dividend with common stock the conversion price is decreased by multiplying the conversion price by a fraction of which the numerator is the number of shares of common stock outstanding prior to the dividend and the denominator will be the numerator plus the number of shares constituting such dividend or other distribution. If such dividend or distribution is not paid the conversion price will revert back to the previous conversion price on the date the board of directors decide not to pay such dividend.

      ii.) If the Company issues or grants rights, options, warrants, exchangeable securities or convertible securities entitling the recipient to subscribe for or purchase shares of common stock at a price per share less than the conversion price, the conversion price will be decreased. The existing conversion price will be multiplied by a fraction of which the numerator will be the number of shares of common stock outstanding prior to the issuance, plus the number of shares of common stock which could have been purchased using the existing conversion price using the aggregate proceeds of the subscription or purchase and the denominator will be the number of shares of common stock outstanding prior to the issuance plus the number of shares of common stock so offered for subscription or purchase pursuant to such rights. If such rights expire or the board determines not to issue such rights then the conversion price will revert back to the previous conversion price.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 6 - CAPITAL STOCK ACTIVITY (Continued)

      iii.) If the Company's common stock is split or reverse split - the conversion price will be adjusted proportionately.

      iv.) If the Company issues assets, debt securities, similar debt instruments, or other classes of securities to holders of its common stock the conversion price will be adjusted. The conversion price will be adjusted by multiplying it by a fraction the numerator of which shall be equal to the current market price per share of common stock (representing the average of the ten days closing prices prior to the day of determination otherwise by the current market price on such date) ("Current Market Price") per share less the fair market value (as determined by the board of directors) of the portion of the assets, shares or debt securities so distributed, applicable to one share of common stock; and, the denominator of which shall be equal to the Current Market Price per share of common stock. If such distribution is not made the conversion price will revert back to the previous conversion price.

      v.) If the Company distributes cash to all holders of its common stock (excluding certain exceptions) which when added to cumulative cash distributions to common shareholders for the previous twelve months exceeds 6% of the product of, the Current Market Price per share of common stock times the number of shares of common stock outstanding on that date, the conversion price is reduced. The conversion price will be adjusted by multiplying it by a fraction the numerator of which will be equal to the Current Market Price per share of the common stock less an amount equal to the quotient of the excess of such cash amount over such aggregate current market price divided by the number of share of common stock outstanding on such date and the denominator of which shall be equal to the Current Market Price per share of the common stock.

      vi.) If there is a tender offer made by the Company for all or any portion of the common stock which will expire and the tender offer will require the payment to stockholders consideration having a fair market value per share of common stock (as determined by the board of directors) that exceeds the market price per share of common stock in effect on the date the tender offer is publicly announced, the conversion price will be reduced. The conversion price shall be adjusted to equal the rate determined by multiplying it by a fraction the numerator of which will equal the product of the Current Market Price per share of common stock multiplied by the number of shares of common stock outstanding (including tendered shares) on the expiration date less the aggregate fair market value of the consideration to be paid to stockholders and the denominator will be equal to the product of the Current Market Price per share of common stock on the expiration date multiplied by the number of shares of common stock outstanding (including tendered shares) as of the expiration date less the number of shares validly tendered and not withdrawn as of the expiration date.

      vii.) If on the first, second or third anniversary dates of the original issuance date of the preferred stock, the current market price per share of common stock is less than the current conversion price, then the conversion price will be reset to the average closing price of the ten days prior to the anniversary date. However, under this section, the conversion price will not be reset for the first and second anniversary date lower than the lower of $1.60 or the price which results from multiplying $1.60 by a fraction of which the numerator is the then applicable conversion price ignoring any conversion price related to the first reset date and the denominator is $2.50, or for the third anniversary date will not be reset lower than the lower of $.20 or the price which results from multiplying $.20 by a fraction of which the numerator is the conversion price ignoring any applicable conversion price related to the previous anniversary dates and the denominator is $2.50. However, the conversion price will not be reset on the third anniversary date if, prior to that date the United States Patent and Trademark Office has issued a patent or a notice of allowance with claims have substantially the same scope as the independent claims originally filed on March 15, 2001 and covering a psoriasis vaccine marketed and commercialized by the Company. The conversion price will not be reset if the average closing price calculated is greater than the conversion price.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 6 - CAPITAL STOCK ACTIVITY (Continued)

The preceding seven paragraphs represent an overview of the reset provisions which are subject to the preferred stock agreement which specifically defines: terms, methods of calculation, dates to use in determining numerators and denominators, sources of information to be used in calculations and other items too detailed and numerous to be included here.

On December 10, 2001, the Company and SkyePharma entered into a purchase agreement whereby SkyePharma agreed to purchase 2,000,000 shares of Series A Preferred at a price of $10 per share over a 13-month period with five separate closings. On December 10, 2002, the one-year anniversary of the agreement, SkyePharma will receive registration rights on the common stock underlying its Series A Preferred shares. The first closing occurred in December 2001 and the Company sold 1,000,000 shares of Series A Preferred for a purchase price of $10,000,000. The second closing occurred in January 2002 and the Company sold 250,000 shares of Series A Preferred for a purchase price of $2,500,000. The third closing occurred in April 2002 and the Company sold 250,000 shares of Series A Preferred for a purchase price of $2,500,000. The fourth closing occurred in July 2002 and the Company sold 250,000 shares of Series A Preferred for a purchase price of $2,500,000. The remaining 250,000 shares of Series A Preferred totaling $2,500,000 are contracted to be sold on January 31, 2003.

The Company's stock price on December 10, 2001 was $3.03; consequently, pursuant to the requirements of EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the issuance of the Series A Preferred on that date, which are convertible initially at $2.50 per share at any time, resulted in a beneficial conversion feature recorded as a preferred stock dividend in the amount of $2,120,000. The Company's stock price on April 30, 2002 was $2.77; consequently, the issuance of the Series A Preferred on that date resulted in a beneficial conversion feature recorded as a preferred stock dividend in the amount of $270,000.

Since the conversion price of the Series A Preferred is subject to reset provisions as described above - there is a contingent beneficial conversion feature applicable to the Series A Preferred. Using the potential conversion prices of $1.60 for the first and second anniversary dates and $.20 for the third anniversary date, ignoring any other price adjustments described above, the contingent beneficial conversion feature would result in additional preferred stock dividends of $9,100,000 and $195,000,000, respectively.

Automatic Conversion: Subject to the provisions of the Series A Preferred agreement, each outstanding share of Series A Preferred will be automatically converted into the number of shares of common stock equal to the quotient obtained by dividing (i) the product of the Series A Preferred purchase price (plus any declared but unpaid dividends thereon), and the number of shares of Series A Preferred being converted by (ii) the conversion price (as adjusted or reset), if at any time the Company consummates an underwritten public offering of shares of its common stock registered under the Securities Act of 1933, where the proceeds to the Company (prior to deducting any underwriters' discounts and commissions) equals to or exceeds $30,000,000 and where the price per share of common stock offered to investors in such offering (without subtracting any underwriters' discounts or commissions) exceeds the greater of $5.00 per share or two times the conversion price (as adjusted or reset).

Conversion at the Corporation's Option: The Company may in any twelve month period beginning after the second anniversary of the date convert up to 500,000 shares of Series A Preferred into such number of fully paid and nonassessable whole shares of common stock as is obtained by multiplying the number of shares of Series A Preferred to be converted by the Series A Preferred purchase price (plus any declared but unpaid dividends thereon) and dividing the result by the conversion price (as adjusted or reset), provided, however, that such conversion may only occur if the average closing sale price per share of the Company's common stock, calculated based on the closing sale price per share of the Company's common stock for the thirty preceding consecutive trading days, exceeds the greater of $10.00 or four times the conversion price (as adjusted or reset).

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 6 - CAPITAL STOCK ACTIVITY (Continued)

Stock Warrants

At December 31, 2001, the Company had the following outstanding common stock warrants to purchase its securities:

                                     Number of Warrants  Exercise Price Per
                                           Issued               Share
                                     ------------------  ------------------

                                         6,790,237          $1.60 - $4.00
                                     ==================  ==================

These warrants were primarily issued in connection with the exchange with Astralis LLC and the private placement offering.

NOTE 7 - STOCK OPTION PLAN

On September 10, 2001, the Company adopted its 2001 Stock Option Plan which provides for the granting of options to officers, directors, employees, and consultants. The number of shares of common stock which can be purchased under this plan is limited to 25,000,000 shares, adjustable for changes in the capital structure of the Company. No options can be granted under this plan after September 10, 2011. Options granted under this plan may be either incentive stock options or non-qualified stock options. Options terms are not to exceed 10 years. The options have limited transferability, and will be subject to various vesting provisions as determined at the date of grant. The Board of Directors or a committee thereof will determine the exercise price of options granted in accordance with the provisions of this plan. The Board has the ability to amend, suspend or terminate this plan at any time, subject to restrictions imposed by applicable law.

On December 31, 2001, the Company granted two consultants options to purchase an aggregate 300,000 shares of the Company's common stock in exchange for their services. These options vest ratably, at 75,000 per year, over a four-year period commencing in 2001. The expiration terms of these options are 4 years, 3 years, 2 years and 1 year, for options vesting in 2001, 2002, 2003 and 2004, respectively. The strike price for all of these options is $2.75.

The Company records deferred compensation when it makes compensatory stock option grants to employees, members of the Board of Directors, consultants or advisory board members. For the options granted to consultants, the amount of deferred compensation recorded is the fair value of the stock options on the grant date as determined using a Black-Scholes option-pricing model. The Company records deferred compensation as a reduction to shareholders' equity with an offsetting increase to additional paid-in capital. The Company then amortizes deferred compensation into stock based compensation expense over the performance period, which typically coincides with the vesting period of the stock based award.

The components of deferred compensation for the options granted are as follows:

                                                                     Consultants
                                                                     -----------
   Balance at December 31, 2001
      Deferred compensation recorded                                 $ 531,000
      Amortization to stock-based compensation                        (132,750)
                                                                     ---------

   Balance at December 31, 2001 (audited)                              398,250

   Amortization to stock-based compensation                            (66,376)
                                                                     ---------

   Balance at June 30, 2002 (unaudited)                              $ 331,874
                                                                     =========

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 7 - STOCK OPTION PLAN (Continued)

Exercise prices for stock options outstanding as of December 31, 2001 and the weighted average remaining contractual life are as follows:

                            Weighted Average                    Weighted
   Exercise    Options          Remaining         Number         Average
    Prices   Outstanding    Contractual Life    Exercisable   Exercise Price
   --------  -----------    ----------------    -----------   --------------

     $2.75     300,000          2.5 years          75,000         $2.75

FAS 123 were estimated as of the date of the grant using a Black-Scholes option-pricing model. The fair value of options granted December 31, 2001 were determined under the Black-Scholes option-pricing model using a volatility of 110%, a risk-free interest rate of approximately 4.1%, an expected life of 1-4 years and a dividend yield of zero.

NOTE 8 - RELATED PARTY - TRANSACTIONS/COMMITMENTS/INDEMNIFICATIONS

Patent

A founding member of the Company is the owner of a patent application, filed March 16, 2001 with the United States Patent and Trademark Office, entitled "Compositions and Methods for the Treatment and Clinical Remission of Psoriasis" (the "Invention"). On April 26, 2001, the Company, in exchange for $10, entered into an exclusive license agreement to use and exploit the Invention, the technology related thereto, and the related patent rights, including the ability to license foreign patent rights. The term of the license agreement expires on the last date of expiration of the patent or earlier date as specified in the license agreement.

During the term of the license agreement, the Company is required to pay all fees and costs relating to the filing, prosecution, and maintenance of the patent and associated rights. In addition, the Company is required to pay all reasonable attorneys' fees of the Company, or patent owner, in the pursuit of any patent infringement litigation.

Contributed Services

Certain members of the Company have provided services to the Company without compensation. In accordance with the accounting treatment proscribed in the SEC Staff Accounting Bulletin Topic 5-T, the Company has recorded as expense an amount representing the value of these services totaling $12,986. An offsetting entry was recorded to members' capital.

SkyePharma PLC Agreements

On December 10, 2001, the Company executed three agreements with SkyePharma, a pharmaceutical company located in England.

The Company entered into a stock purchase agreement whereby SkyePharma agreed to purchase 2,000,000 shares of Series A Preferred at a price of $10 per share in five separate closings over a 13-month period commencing in December 2001 (see
Note 6).

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 8 - RELATED PARTY - TRANSACTIONS/COMMITMENTS/INDEMNIFICATIONS (Continued)

The Company entered into a technology option agreement whereby it agreed to pay SkyePharma $5,000,000 in return for the right, for 7 years, to enter into a non-exclusive license agreement with SkyePharma to utilize three drug delivery systems ($2,000,000, $2,000,000, and $1,000,000, respectively per delivery system). The royalty fee in this license agreement is specified to be 5% of the net sales of any product the Company sells utilizing a SkyePharma drug delivery system. All other terms of this license agreement would need to be determined upon exercise of the option. The Company can transfer this option to another party, subject to approval by SkyePharma. This license would only allow the Company to use these delivery systems for drugs that treat two particular immunotherapies - psoriasis and leishmaniasis. The $5,000,000 fee was required to be paid on December 10, 2001 and was netted (for convenience purposes) out of the first $10,000,000 installment purchase of preferred stock by SkyePharma.

On December 10, 2001, the Company entered into a services agreement whereby it agreed to pay $11,000,000 to SkyePharma in return for SkyePharma providing development, manufacturing, pre-clinical and clinical development services for the Company's primary product - second generation Psoraxine, until December 31, 2002. The contract recognized that SkyePharma performed $3,000,000 of these services in the fourth quarter of 2001 and that SkyePharma will perform and be paid for the remaining $8,000,000 of services in 2002. The payment terms for the services agreement are fixed. $3,000,000 was required to be paid on December 10, 2001 and was netted (for convenience purposes) out of the first $10,000,000 installment purchase of preferred stock. This $3,000,000 was expensed in 2001.

The remaining $8,000,000 is required to be paid in eleven equal monthly installments of $665,000, and a final payment of $685,000 for all months in 2002. For the six months ended June 30, 2002, the Company expensed $3,990,000 in connection with this agreement. At June 30, a payment was outstanding and is reflected as "accounts payable - related party."

SkyePharma has the right of first refusal to acquire the worldwide licensing and distribution rights to Psoraxine up to the completion of the Phase II studies. On completion of Phase II studies, Astralis will offer SkyePharma the option to acquire the worldwide licensing and distribution rights to Psoraxine. If SkyePharma does not take the option, Astralis will seek a marketing partner to fund Phase III clinical studies and to provide a sales and marketing infrastructure.

Indemnification

The Company has agreed, subject to specific provisions in the Technology Access Agreement, to indemnify SkyePharma, its directors and employees against any and all losses, claims, demands, proceedings, actions, etc. which may be brought or established against them as a result of, among other items, i) negligence of Company personnel or contractors or ii) death, personal injury or property damage or loss caused by the Company selling a product containing a SkyePharma delivery system which is defective or not merchantable. However, this indemnification does not apply to any death or personal injury arising from defects inherent in the delivery systems or technical know-how of SkyePharma licenses with the delivery system technology.

Other

A research entity owned by the spouse of the majority shareholder provided research and development services to the Company totaling $143,711 for the period ended December 31, 2001 and $132,637 for the six months ended June 30, 2002. The full amount remained unpaid as of December 31, 2001.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 9 - OPERATING LEASES

During 2001 and the first four months of 2002, the Company shared office space for its principal executive offices in Florham Park, New Jersey with a related party at no expense. The value of the shared space is minimal.

On March 13, 2002, the Company entered into a lease agreement for laboratory and office space. The lease period is for three years and rent will be $77,500 annually. The Company also entered into a concurrent service agreement with the lessor of the laboratory space on a time and material basis.

On March 15, 2002, the Company leased an apartment for one majority shareholder for one year. The lease will start from April 15, 2002 and end on April 14, 2003. Monthly rent will be $2,865, which will be paid by the Company.

On June 22, 2002, the Company leased an automobile for a key employee of the Company for 39 months. The lease commenced on June 22, 2002 and ends on September 22, 2005. Monthly payments will be $477, which will be paid by the Company.

On June 26, 2002, the Company leased an apartment for a key employee for one year. The lease commenced on July 1, 2002 and ends on June 30, 2003. Monthly rent will be $1,175, which will be paid by the Company.

NOTE 10 - CONCENTRATIONS

The Company currently has two products that are under development. Lack of product development or customer interest could have a materially adverse effect on the Company. Further, significant changes in technology could lead to new products or services that compete with the product to be offered by the Company. These changes could materially affect the price of the Company's products or render them obsolete.

In 2002, the Company's sole source of funding is expected to be generated from sales of its Series A Preferred shares under a purchase agreement with SkyePharma and collection of the subscription receivables. Should the remaining purchases of shares not occur as specified by the purchase contract, the Company would need to find alternative sources of financing, alter its business plan or curtail its operations.

NOTE 11 - LIQUIDITY AND CONTINGENCIES NOT DESCRIBED ELSEWHERE

There are many steps to the process that pharmaceutical products must undergo before they can be commercially sold and distributed in the United States. Drugs must undergo testing in compliance with US Food and Drug Administration ("FDA") regulations and ultimately receive FDA approval. The Company's Psoraxine product is expected to enter initial FDA testing in 2002. FDA testing occurs in various phases over a multiple number of years.

The Company anticipates that their liquid resources as of June 30, 2002, together with the $5,000,000 in proceeds to contractually be received from the sale of their Series A Preferred (see Note 6) will be sufficient to finance its currently anticipated needs for operating and capital expenditures for 2002. However, the Company will need to raise additional funds from outside sources in order to complete future phases of FDA required testing.

There can be no assurance that the Company will successfully raise the required future financing on terms desirable to the Company or that the FDA will approve Psoraxine for use in the United States.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 12 - SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

                                                                   Six Months
                                             Period Ended             Ended
                                           December 31, 2001      June 30, 2002
                                           -----------------      -------------
Supplemental Disclosures

    Cash Paid for Interest and Taxes            $   236                $300
                                                =======                ====

    Non-Cash Transactions
        Intangible expenses paid by
          Members on behalf of
          the Company                           $15,596                $ --
                                                =======                ====

The technology access option in the amount of $5,000,000 and services fees of $3,000,000 were deducted from proceeds of preferred stock.

The Company received stock subscriptions during the year in the amount of $1,350,000, which remained outstanding as of December 31, 2001.

The Company recorded preferred stock dividends in the amount of $2,120,000 and $270,000 on December 10, 2001 and April 30, 2002, respectively, for the beneficial conversion feature of the preferred stock issued.

Payment of the January 2002 and April 2002 service fees totaling $1,330,000 were netted against the SkyePharma January 31, 2002 and April 30, 2002 installment purchases of Company Series A Preferred stock.

The Company recorded an unrealized gain on its available-for-sale securities in the amount of $3,318 for the six months ended June 30, 2002.

NOTE 13 - MARKETABLE SECURITIES (UNAUDITED)

The Company's marketable equity securities consisted of certificates of deposits, corporate bonds, and government securities that have a readily determinable fair market value. Management determines the appropriate classification of its investments using Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities" at the time of purchase, and re-evaluates such determinations at each balance sheet date.

The securities reflected in these financial statements are deemed by management to be "available-for-sale" and, accordingly, are reported at fair value, with unrealized gains and losses reported in other comprehensive income and reflected as a separate component within the Stockholders' Equity section of the balance sheets. Realized gains and losses on securities available-for-sale are included in other income/expense and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 13 - MARKETABLE SECURITIES (UNAUDITED) (Continued)

As of June 30, 2002, available-for-sale securities consist of the following:

                                                                   Gross         Gross
                                               Amortized        Unrealized     Unrealized
                                Due              Cost              Loss           Gains        Fair Value
                            ------------     --------------     ----------     ----------      ----------
Certificate of Deposits      7/2002 to
                              2/2003           $ 1,947,489       $  (411)         $2,131       $ 1,949,209

Corporate Bonds              2/2006 to
                              3/2006               569,546        (4,207)            626           565,965

Government Securities        11/2006 to
                              11/2011            1,190,362            --           5,179         1,195,541
                                               -----------       -------          ------       -----------
                                               $ 3,707,397       $(4,618)         $7,936       $ 3,710,715
                                               -----------       -------          ------       -----------
Less Current Portion                            (1,981,373)           --              --        (1,981,373)
                                               -----------       -------          ------       -----------
Non-Current Portion                            $ 1,726,024       $(4,618)         $7,936       $ 1,729,342
                                               ===========       =======          ======       ===========

NOTE 14 - COMPREHENSIVE LOSS (UNAUDITED)

Excluding net loss, the Company's source of comprehensive loss is from the net unrealized loss on its marketable debt securities, which are classified as available-for-sale. The following summarizes the components of comprehensive loss:

                                                 Six Months       March 12, 2001
                                                    Ended         (Inception) to
                                                June 30, 2002     March 31, 2001
                                                -------------     --------------
Net loss                                         $(5,429,687)         $(29,332)

Unrealized gain on securities:
Unrealized gain arising
  during period                                        7,764                --

Less: Reclassification
  adjustment for loss realized
  in net loss                                          4,446                --
                                                 -----------          --------

Unrealized gain, net                                   3,318                --
                                                 -----------          --------

Comprehensive loss                               $(5,426,369)         $(29,332)
                                                 ===========          ========

                                 ASTRALIS, LTD.
                          (A Development Stage Entity)
                          Notes to Financial Statements
             (Information as of June 30, 2002 and for the Six Months
                   Ended June 30, 2002 and 2001 is Unaudited)

NOTE 15 - SUBSEQUENT EVENTS

In January 2002, the Company agreed to amend a subscription agreement with one of the investors who participated in the November 2001 private placement offering. The Company consented to reduce the number of shares in the subscription agreement by 49,990 shares of common stock. The Company cancelled the respective shares and returned the corresponding amount of funds to the investor amounting to $80,000.

NOTE 16 - SUBSEQUENT EVENTS - (UNAUDITED)

Certain stockholders owed $1,350,000 to the Company, under stock subscription agreements, which was due February 13 and May 13, 2002 (see Note 6). Subsequently, the stockholders indicated they had insufficient funds to meet their commitment and this money was not paid to the Company causing the notes to become in default. On June 3, 2002 the Company entered into a payment plan agreement with a representative of the stockholders, whereby the stockholders will pay the amounts due, in approximately equal amounts, over a nine-month period commencing in June 2002. The stockholders will be subject to forfeiture of a percentage of their shares if they do not make the required payments. The Company has also agreed to extend the expiration date of warrants to purchase 3,150,000 shares of common stock from December 13, 2003 to December 13, 2004. In July 2002, the Company received an initial payment in the amount of $280,000 on the subscription notes receivable.

On July 31, 2002, the Company and SkyePharma completed the fourth closing of the purchase agreement whereby the Company sold 250,000 shares of Series A Preferred stock for a purchase price of $2,500,000.

In July 2002, the Company granted 15,000 stock options with a strike price of $2.50 as compensation to a consultant.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware. In addition, our Certificate of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against those persons by reason of serving or having served as officers, directors or in other capacities to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware.

      Our bylaws provide the power to indemnify our officers, directors, employees and agents or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

      Under Delaware law, we may indemnify our officers and directors for various expenses and damages resulting from their acting in those capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

      Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                        Amount
                                                                        ------
Registration Fee                                                        $   483
Printing                                                                $ 7,500
Legal Fees and Expenses                                                 $25,000
Accounting Fees and Expenses                                            $17,000
Transfer Agents and Registrars Fees                                     $     0
Miscellaneous                                                           $    17

           TOTAL                                                        $50,000

      The above fees will be paid by us and not by the selling stockholders.

Item 26. Recent Sales of Unregistered Securities

      On January 10, 2002 Messrs. Ajnsztajn, O'Daly and Liebhaber, who each serve on our Board of Directors and who respectively serve as our Chief Executive Officer, Chairman of the Board of Directors and President of Research and Development, and Director of International Affairs, transferred respectively 175,000, 275,000 and 50,000 shares of our common stock owned by them to Manolo Tarabay for consulting services rendered by Mr. Tarabay in connection with their efforts to raise capital for our company. Messrs. Ajnsztajn, O'Daly and Liebhaber relied on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. They relied upon the fact that the transfer to Mr. Tarabay did not constitute a public offering. No underwriter was used in connection with the transfer.


      We entered into a Purchase Agreement dated as of December 10, 2001 with SkyePharma PLC, a company incorporated under the laws of England and Wales. As of September 9, 2002, pursuant to the Purchase Agreement, SkyePharma purchased 1,500,000 shares of our Series A Convertible Preferred Stock, $.001 par value per share, at a purchase price of $10.00 per share, or an aggregate purchase price of $17,500,000. Pursuant to the Purchase Agreement, SkyePharma will make a total equity investment in our company of up to $20,000,000. SkyePharma has agreed to purchase for $2,500,000 an additional 250,000 shares of preferred stock on January 31, 2003. Each share of preferred stock issued pursuant to the Purchase Agreement is convertible into four shares of common stock at the option of SkyePharma initially at a conversion rate of $2.50 per share of common stock. We relied on the exemption from registration with the Securities and Exchange Commission provided under Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933. We relied on the fact that the offering was only made available to "Accredited Investors" as defined in Rule 501 of Regulation D, the offering of preferred stock pursuant to the Purchase Agreement was made available to less than 35 purchasers as required by Rule 506(a)(2) of Regulation D and the required number of manually executed originals and true copies of Form D were duly and timely filed with the Securities and Exchange Commission. No underwriter was used in connection with the offering.


      During November of 2001, we completed a private placement offering pursuant to which we sold an aggregate of 2,076,179 shares of our common stock and issued warrants to purchase an aggregate of 415,237 shares of our common stock, at an exercise price of $4.00 per share, for an aggregate purchase price of $3,321,887. We relied on the exemption from registration with the Securities and Exchange Commission provided under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D under the Securities Act of 1933. We relied on the fact that the offering was only made available to "Accredited Investors" as defined in Rule 501 of Regulation D, the offering was made available to less than 35 purchasers as required by Rule 506(a)(2) of Regulation D and the required number of manually executed originals and true copies of Form D were duly and timely filed with the Securities and Exchange Commission. No underwriter was used in connection with the private placement.

      On November 13, 2001, pursuant to the Contribution Agreement, dated as of September 10, 2001, by and among us and the members of Astralis LLC, a New Jersey limited liability company, the members of Astralis LLC transferred all of their respective membership interests in Astralis LLC to us in exchange for 28,000,000 shares of our common stock and 6,300,000 warrants to purchase common stock at an exercise price of $1.60 per share. Pursuant to the Contribution Agreement, we cancelled 23,800,000 of the 23,820,000 shares of common stock owned by Mr. Shai Stern who served as our Chief Executive Officer and sole director until his resignation, pursuant to the Contribution Agreement, on November 13, 2001. No underwriters were used in connection with this transaction. We relied on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. We relied on the fact that this transaction did not constitute a public offering.

      During October of 2001, we issued a promissory note of $50,000 to Michael Garnick. The promissory note had a maturity date of November 13, 2001. We also issued to the lender 12,000 shares of common stock. The promissory note was repaid out of the proceeds of the private placement. We relied on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. We relied upon the fact that our issuance of the promissory note did not constitute a public securities offering. No underwriter was used in connection with the issuance of the promissory note.

      On September 1, 2001, Richard Genovese, David Stevenson, Grizzly Consulting Ltd., Wolver Limited and Logarithmic, Inc. purchased units from Astralis LLC consisting of an aggregate of 2,700,000 membership interests in Astralis LLC and 6,300,000 options to purchase additional membership interests for a purchase price of $1.60 per membership interest. The aggregate purchase price for such units was $1,350,000. Pursuant to the Contribution Agreement, on November 13, 2001 the units were exchanged for an aggregate of 2,700,000 shares of common stock and 6,300,000 warrants to purchase common stock at an exercise price of $1.60 per share. Astralis LLC relied on the exemption from registration with the Securities and Exchange Commission provided under Section 3(b) of the Securities Act of 1933 and Rule 505 of Regulation D under the Securities Act of 1933. Astralis LLC relied on the fact that the aggregate offering price for the units did not exceed $5 million, less the aggregate offering price for all securities sold within the twelve months before the start of and during the offering in reliance on any exemption under Section 3(b) of, or in violation of Section 5(a) of, the Securities Act of 1933, the offer to purchase the units was made available to under 35 purchasers and the required number of manually executed originals and true copies of Form D were duly and timely filed with the Securities and Exchange Commission. No underwriter was used in connection with the sale of the units.

      During April of 2001, we issued warrants to purchase 75,000 share of our common stock at an exercise price of $1.75 per share in connection with a loan. We relied on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. We relied upon the fact that our issuance of the warrants did not constitute a public securities offering. No underwriter was used in connection with the issuance of the warrants.

      During the period from March 15 through April 26, 2000, we issued and sold an aggregate of 750,000 shares (7,500,000 shares post stock dividend) of common stock to a total of fifty persons, all of whom are residents of the State of Colorado, for cash consideration totaling $75,000. We made the sales in reliance upon the exemption from registration with the U.S. Securities and Exchange Commission provided under Section 3(b) of the Securities Act of 1933 and Rule 504 of Regulation D under the Securities Act of 1933, and via registration by qualification with the Colorado Division of Securities under Section 11-51-304 of the Colorado Uniform Securities Act. Our Application for Registration by Qualification became effective with the Colorado Division of Securities on March 15, 2000. No underwriter was employed in connection with the offering and sale of the shares. The facts that we relied upon to make the federal exemption available include, among others, that: (i) the aggregate offering price for the offering of the shares of common stock did not exceed $1,000,000, less the aggregate offering price for all securities sold within the twelve months before the start of and during the offering in reliance on any exemption under Section 3(b) of, or in violation of Section 5(a) of, the Securities Act of 1933; (ii) the required number of manually executed originals and true copies of Form D were duly and timely filed with the Securities and Exchange Commission; (iii) we conducted no general solicitation or advertising in connection with the offering of any of the shares and (iv) at the time of the offering, we were not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act of 1934.

      On June 30, 1999, we issued and sold 23,800,000 shares of common stock to each of Messrs. J. Peter Garthwaite and Bradley A. Scott in consideration for services performed by each individual in connection with our organization valued at $119 in each case (a total of $238 at the rate of $.0001 per share). Messrs. Garthwaite and Scott served as our President/Chief Executive Officer/Treasurer and Secretary, respectively, and directors from the date of our inception on June 30, 1999, until their voluntary resignations on February 28, 2001. Messrs. Garthwaite and Scott sold their 2,380,000 shares of common stock representing approximately 76% of our then 3,130,000 outstanding shares of common stock, to Mr. Shai Stern, who served as our President, Chief Executive Officer and sole director from February 28, 2001 until his resignation pursuant to the Contribution Agreement on November 13, 2001. We relied, in connection with the sales of the shares, upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and Section 11-51-308(1)(p) of the Colorado Uniform Securities Act. We relied upon the fact that the issuance and sale of the shares did not constitute a public securities offering together with the fact that Messrs. Garthwaite and Scott were our executive officers, directors and controlling stockholders at the time of the sales, to make the exemptions available. No underwriter was used in connection with this transaction.

Item 27. Exhibits

Exhibit Number    Description
--------------    -----------

3.1 *             Certificate of Incorporation of Astralis Ltd.

3.2 *             Bylaws of Astralis Ltd.

5.1               Opinion of McCarter & English, LLP
10.1 *            Agreement and Plan of Merger
10.2 #            Contribution Agreement dated September 10, 2001
10.3 ##           Purchase Agreement dated December 10, 2001
10.4 ##           Stockholder Agreement dated December 10, 2001
10.5 +            2001 Stock Option Plan
10.6 **           Sub-Lease Agreement
10.7 **           License Agreement dated April 26,2001 between Jose Antonio
                  O'Daly and Astralis LLC
10.8 **           Assignment of License
10.9 **           Form of Warrant
10.10             Agreement for Services dated December 10, 2001 between
                  SkyePharma Inc. and Astralis Ltd.
10.11             Technology Access Option Agreement dated December 10, 2001 by and among SkyePharma Inc., SkyePharma Holding AG and Astralis
                  Ltd.
16.2 ++           Letter of Cordovano and Harvey, P.C.

23.1              Consent of L J Soldinger Associates Ltd.

23.2 Consent of McCarter & English, LLP (included in Exhibit 5.1 to this Registration Statement)

----------
* Previously filed with the Securities and Exchange Commission as an Exhibit to the Preliminary Proxy Statement for Astralis Pharmaceuticals Ltd. on November 16, 2001.
**    Previously filed.
# Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K for Astralis Pharmaceuticals Ltd. on November 14, 2001.
## Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K for Astralis Ltd. on December 14,
      2001.
+ Previously filed with the Securities and Exchange Commission as an Exhibit to the Preliminary Proxy Statement for Hercules Development Group Inc. on October 4, 2001.

++ Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K for Astralis Pharmaceuticals Ltd. on November 29, 2001.

Item 28. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 % change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fairfield, State of New Jersey, on September 17, 2002.


                                       ASTRALIS LTD.

                                       By: /s/ Mike Ajnsztajn
                                           ----------------------------
                                           Mike Ajnsztajn
                                           Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                     Title                         Date
       ---------                     -----                         ----

          *                 Chairman of the Board             September 17, 2002
-----------------------
Dr. Jose Antonio O'Daly

/s/ Mike Ajnsztajn          Chief Executive Officer and       September 17, 2002
-----------------------     Director (principal executive
Mike Ajnsztajn              officer)

/s/ Gina Tedesco            Chief Financial Officer and       September 17, 2002
-----------------------     Director (principal financial
Gina Tedesco                and accounting officer)

          *                 Director                          September 17, 2002
-----------------------
Steven Fulda


          *                 Director                          September 17, 2002
-----------------------
Gaston Liebhaber


          *                 Director                          September 17, 2002
-----------------------
Fabien Pictet


          *                 Director                          September 17, 2002
-----------------------
Michael Ashton

* By: /s/ Gina Tedesco                                        September 17, 2002
      -----------------
      Gina Tedesco
      Attorney-in-Fact

Exhibit Number                     Description
--------------                     -----------

3.1 *             Certificate of Incorporation of Astralis Ltd.

3.2 *             Bylaws of Astralis Ltd.
5.1 **            Opinion of McCarter & English, LLP

10.1 *            Agreement and Plan of Merger
10.2 #            Contribution Agreement dated September 10, 2001
10.3 ##           Purchase Agreement dated December 10, 2001
10.4 ##           Stockholder Agreement dated December 10, 2001
10.5 +            2001 Stock Option Plan
10.6 **           Sub-Lease Agreement
10.7 **           License Agreement dated April 26,2001 between Jose Antonio
                  O'Daly and Astralis LLC
10.8 **           Assignment of License
10.9 **           Form of Warrant
10.10             Agreement for Services dated December 10, 2001 between
                  SkyePharma Inc. and Astralis Ltd.
10.11             Technology Access Option Agreement dated December 10, 2001 by and among SkyePharma Inc., SkyePharma Holding AG and
                  Astralis Ltd.
16.2 ++           Letter of Cordovano and Harvey, P.C.

23.1              Consent of L J Soldinger Associates Ltd.
23.2 ** Consent of McCarter & English, LLP (included in Exhibit 5.1 to this Registration Statement)


-------------
* Previously filed with the Securities and Exchange Commission as an Exhibit to the Preliminary Proxy Statement for Astralis Pharmaceuticals Ltd. on November 16, 2001.

** Previously filed.

# Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K for Astralis Pharmaceuticals Ltd. on November 14, 2001.

## Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K for Astralis Ltd. on December 14, 2001.

+ Previously filed with the Securities and Exchange Commission as an Exhibit to the Preliminary Proxy Statement for Hercules Development Group Inc. on October 4, 2001.


++ Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K for Astralis Pharmaceuticals Ltd. on November 29, 2001.